                                                                EXHIBIT 10.14(b)

                           LINCOLN SQUARE OFFICE LEASE

                                     BETWEEN

                           LINCOLN SQUARE OFFICE, LLC,
                     A WASHINGTON LIMITED LIABILITY COMPANY
                                   (LANDLORD)

                                       AND

                               EDDIE BAUER, INC.,
                             A DELAWARE CORPORATION
                                    (TENANT)

                                    CONTENTS

1.       BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS..........................................      2

         1.1      Basic Lease Provisions................................................................      2
         1.2      Identification of Exhibits............................................................      8

2.       PREMISES.......................................................................................      9

         2.1      The Building and the Project..........................................................      9
         2.2      Leased Premises.......................................................................      9
         2.3      Reserved to Landlord..................................................................     10
         2.4      Declarations..........................................................................     11
         2.5      Office Condominium....................................................................     12

3.       TERM...........................................................................................     12

         3.1      Lease Term............................................................................     12
         3.2      Expiration............................................................................     12
         3.3      Holding Over..........................................................................     13
         3.4      Pre-Commencement License..............................................................     13
         3.5      Option to Extend......................................................................     13
         3.6      Right of First Offer..................................................................     16

4.       RENT...........................................................................................     17

         4.1      Base Rent.............................................................................     17
         4.2      Other Charges.........................................................................     18
         4.3      Security Deposit......................................................................     24
         4.4      Late Charges..........................................................................     25
         4.5      No Offsets or Deductions/Place of Payment.............................................     25

5.       USE............................................................................................     26

         5.1      Permitted Uses........................................................................     26
         5.2      Uses Prohibited.......................................................................     26
         5.3      Compliance with Laws, Rules and Regulations...........................................     27
         5.4      Hazardous Material....................................................................     27

6.       UTILITIES AND SERVICES.........................................................................     28

         6.1      Tenant's Responsibility...............................................................     28
         6.2      Interruption..........................................................................     29
         6.3      Telecommunications Services...........................................................     29
         6.4      Standard Services.....................................................................     30
         6.5      Additional Services...................................................................     31
         6.6      Tenant Access.........................................................................     31
         6.7      Back-Up Power Generators..............................................................     32
         6.8      Tenant's Supplemental HVAC System.....................................................     32

7.       PERSONAL PROPERTY TAXES........................................................................     33

8.       LICENSES, FEES AND TAXES.......................................................................     33

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
9.       IMPROVEMENTS, ALTERATIONS AND ADDITIONS........................................................     33

         9.1      Premises Improvements.................................................................     33
         9.2      Alterations by Tenant.................................................................     34
         9.3      Disability Laws.......................................................................     35

10.      MAINTENANCE AND REPAIRS........................................................................     35

         10.1     Maintenance and Repair by Tenant......................................................     35
         10.2     Failure to Maintain or Repair.........................................................     36
         10.3     Repairs by Landlord...................................................................     36
         10.4     HVAC Maintenance and Repair by Landlord...............................................     37
         10.5     Non-compliance........................................................................     37

11.      LIENS AND ENCUMBRANCES.........................................................................     37

12.      ASSIGNMENT, SUBLEASING AND OTHER TRANSFERS.....................................................     38

         12.1     Transfers Generally...................................................................     38
         12.2     Assignee Obligations..................................................................     39
         12.3     Sublessee Obligations.................................................................     40
         12.4     Conditional Consents..................................................................     40
         12.5     Attorneys' Fees and Costs.............................................................     40
         12.6     No Damages............................................................................     40
         12.7     Excess Rent...........................................................................     40
         12.8     Tenant's Vendors......................................................................     41

13.      COMMON AREAS AND FACILITIES....................................................................     41

         13.1     Generally.............................................................................     41
         13.2     Control and Maintenance of Common Areas by Landlord...................................     41
         13.3     License...............................................................................     42
         13.4     Rules and Regulations.................................................................     42
         13.5     Tenant Personnel Parking..............................................................     42
         13.6     Rooftop Dishes........................................................................     43

14.      INDEMNITY AND INSURANCE........................................................................     44

         14.1     Indemnification.......................................................................     44
         14.2     Insurance.............................................................................     45
         14.3     Mutual Release and Waiver of Subrogation..............................................     47
         14.4     Acts of Others........................................................................     48
         14.5     Provisions Specifically Negotiated....................................................     48

15.      EMINENT DOMAIN.................................................................................     48

         15.1     Total Taking..........................................................................     48
         15.2     Partial Taking........................................................................     48
         15.3     Damages...............................................................................     49

16.      TENANT'S DEFAULT...............................................................................     49

         16.1     Default...............................................................................     49
         16.2     Remedies in Default...................................................................     50

         16.3     Legal Expenses........................................................................     51
         16.4     Bankruptcy............................................................................     51
         16.5     Remedies Cumulative - Waiver..........................................................     52

17.      DEFAULT BY LANDLORD............................................................................     53

18.      RECONSTRUCTION.................................................................................     53

         18.1     Insured Loss..........................................................................     53
         18.2     Uninsured Loss........................................................................     53
         18.3     No Obligation.........................................................................     54
         18.4     Partial Destruction of Building.......................................................     54
         18.5     Business Interruption.................................................................     55

19.      SUBORDINATION AND ATTORNMENT; LEASE ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS.................     55

         19.1     Subordination - Notice to Mortgagee...................................................     55
         19.2     Lease Estoppel Certificate............................................................     55
         19.3     Financial Statements..................................................................     56

20.      ACCESS BY LANDLORD.............................................................................     56

21.      SURRENDER OF LEASED PREMISES...................................................................     57

         21.1     Surrender of Possession...............................................................     57
         21.2     Removal of Property...................................................................     57
         21.3     Voluntary Surrender...................................................................     58
         21.4     Survival..............................................................................     58

22.      QUIET ENJOYMENT................................................................................     58

23.      AUTHORITY OF PARTIES...........................................................................     58

24.      SIGNS/BUILDING NAME............................................................................     58

         24.1     Interior Signs........................................................................     58
         24.2     Exterior Signs........................................................................     59
         24.3     Building Name.........................................................................     59

25.      MERCHANDISE....................................................................................     59

26.      MISCELLANEOUS..................................................................................     60

         26.1     Successors or Assigns.................................................................     60
         26.2     Intentionally Omitted.................................................................     60
         26.3     Broker's Commission...................................................................     60
         26.4     Partial Invalidity....................................................................     60
         26.5     Intentionally Omitted.................................................................     60
         26.6     Recording.............................................................................     60
         26.7     Notices...............................................................................     61
         26.8     Waiver................................................................................     61
         26.9     Joint Obligation......................................................................     61

         26.10    Landlord's Liability..................................................................     61
         26.11    Time.    .............................................................................     62
         26.12    Lease as Sublease.....................................................................     62
         26.13    Prior Agreements......................................................................     63
         26.14    Inability to Perform..................................................................     63
         26.15    Transfer of Landlord's Interest.......................................................     63
         26.16    Transportation Management Programs; Recycling.........................................     63
         26.17    No Light, Air or View Easement........................................................     64
         26.18    Captions..............................................................................     64
         26.19    Project Name..........................................................................     64
         26.20    Choice of Law-Venue...................................................................     64
         26.21    Intentionally Omitted.................................................................     64
         26.22    No Jury Trial.........................................................................     64
         26.23    OFAC Certification....................................................................     64
         26.24    Guaranty..............................................................................     65
         26.25    Affiliates............................................................................     65

27.      CONFIDENTIALITY................................................................................     65

28.      ADDITIONAL LEASE TERMINATION AND REMEDIAL RIGHTS...............................................     65

         28.1     Building and Base Building Improvements ..............................................     66
         28.2     Reimbursement Amount for Delay in Substantial Completion of Premises
                  Improvements..........................................................................     66
         28.3     Termination Right for Suspension or Delay of Substantial Completion of
                  Premises Improvements.................................................................     66
         28.4     Tenant Deliverables...................................................................     67
         28.5     Limitation of Liability for Landlord's Lender and New Owners..........................     67

29.      Approval by Landlord's Lenders and Members.....................................................     67

30.      Tenant's Leasehold Title Insurance.............................................................     68

31.      Storage Space in the Project...................................................................     68

                           LINCOLN SQUARE OFFICE LEASE

      THIS LEASE is made and entered into as of December _____, 2005, between LINCOLN SQUARE OFFICE, LLC, a Washington limited liability company ("Landlord"), and EDDIE BAUER, INC., a Delaware corporation ("Tenant").

                                    RECITALS

      A. Affiliates of Landlord are currently constructing a mixed use project in Bellevue, Washington, commonly known as "Lincoln Square" that includes garage, retail, office, hotel, and residential uses in separate condominiums created on real property owned or ground leased by LS Holdings, LLC, a Washington limited liability company ("LS"), and located on the Northwest corner of NE 8th Street and 104th Avenue NE in Bellevue, Washington (the "Project).

      B. Landlord owns the two (2) condominium units within the Lincoln Square Office Condominium, A Condominium more fully described in Section 2.4 of this Lease, the legal description for which is attached as Exhibit A to this Lease and incorporated by this reference (the "Office Condominium"). The Office Condominium is part of the Project and the Landlord has certain rights to develop and construct a commercial office building within the Office Condominium. The Office Condominium is above and contiguous to the condominiums in the Project within which the garage and retail improvements have been constructed. Subject to certain conditions described in this Lease, Landlord will cause a high-rise office tower designed and permitted to consist of up to 25 floors of first-class office space, plus a mechanical floor for total of 26 floors (on top of a three (3) floor retail podium) (the "Building") to be constructed on and within the Office Condominium. Under the current proposed schedule, which schedule is subject to change, construction of the Building will commence no later than January 31, 2006. The Building is expected to contain approximately 539,665 square feet of Rentable Square Feet and may include a restaurant on the top floor of the Building (the "Building Restaurant").

      C. A small portion of the real property within the boundaries of the Office Condominium is owned by a third party and leased to LS under a ground lease dated March 1, 1990, which in turn is subleased to Landlord under a sublease dated March 10, 2005, between LS and Landlord, all as more fully described in Section 26.12 of this Lease. The real property that is the subject of the March 1, 1990, ground lease is more fully described on Exhibit A-1 attached hereto and incorporated herein by reference (the "Addable Property").

      D. Landlord desires to lease certain office space in the Building described below in this Lease (the "Leased Premises") to Tenant, and Tenant desires to take and lease such

Leased Premises from Landlord. Landlord and Tenant have prepared this document as evidence of their agreement regarding the composition of the Leased Premises and the lease for the Leased Premises.

      NOW THEREFORE, for and in consideration of the rents reserved hereunder and the terms and conditions hereof, Landlord and Tenant agree as follows.

1.    BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS.

      1.1   BASIC LEASE PROVISIONS

LANDLORD:

      Lincoln Square Office, LLC, a Washington limited liability company.

ADDRESS OF LANDLORD:

      Post Office Box 908
      Bellevue, Washington 98009.

TENANT:

      Eddie Bauer, Inc., a Delaware corporation.

ADDRESS OF TENANT

      Prior to the Commencement Date:

      Regular mail:                                     With copy to:
      Eddie Bauer, Inc.                                 Eddie Bauer, Inc.
      P.O. Box 97000                                    P.O. Box 97000
      Redmond, WA 98073-9700                            Redmond, WA 98073-9700
      Attn: Real Estate - Vice President                Attn: General Counsel
                                                        With copy to:
      Courier mail or hand deliveries:
      Eddie Bauer, Inc.                                 Eddie Bauer, Inc.
      15012 N.E. 36th  Street                           15012 N.E. 36th  Street
      Redmond, WA 98052                                 Redmond, WA 98052
      Attn: Real Estate - Vice President                Attn: General Counsel

      With additional copy of notices relating to payment to:
      Eddie Bauer, Inc.
      P.O. Box 97014
      Redmond, WA 98073-9700
      Attn: General Accounting EBN

      After the Commencement Date, the Address of Tenant shall be the Building address and using Suite 700 as Tenant's address at the Leased Premises. A copy of any notice shall still be provided to Eddie Bauer's Real Estate-General Counsel at the Tenant's address at the Leased Premises.

LEASED PREMISES:

      The areas on Floors 4 through and including Floor 13 set forth in the following table and as shown on Exhibit C, and comprising approximately 195,026 Usable Square Feet, and 220,379 Rentable Square Feet (as further defined in Section 2.2, below), all subject to adjustment to actual Usable Square Feet and Rentable Square Feet in the Leased Premises following Substantial Completion, as determined in accordance with Section 2.2 of this Lease and the terms of the Improvement Agreement attached as Exhibit D to this Lease.

                                 TENANT          USABLE         LOAD          RENTABLE
 FLOOR           TENANT           TYPE            AREA         FACTOR           AREA
Level 4        Eddie Bauer       Single        14,181.7        13.00%         16,025.3
Level 5        Eddie Bauer       Single        31,075.5        13.00%         35,115.3
Level 6        Eddie Bauer       Single        18,675.5        13.00%         21,103.3
Level 7        Eddie Bauer       Single        18,688.7        13.00%         21,118.2
Level 8        Eddie Bauer       Single        18,701.8        13.00%         21,133.0
Level 9        Eddie Bauer       Single        18,714.9        13.00%         21,147.8
Level 10       Eddie Bauer       Single        18,728.0        13.00%         21,162.6
Level 11       Eddie Bauer       Single        18,741.1        13.00%         21,177.4
Level 12       Eddie Bauer       Single        18,754.2        13.00%         21,192.2
Level 13       Eddie Bauer       Single        18,764.5        13.00%         21,203.9
 TOTAL         EDDIE BAUER       SINGLE         195,026        13.00%          220,379

      The Leased Premises shall also include the improvements to be constructed therein by Landlord under this Lease (the "Base Building Improvements") and any upgrades to the Base Building (the "Upgrades") and all improvements to be constructed in the Leased Premises by or on behalf of Tenant (the "Premises Improvements"), all as described in the Improvement Agreement, and all appurtenances, easements and other rights pertaining to the Leased Premises, or available to Tenant as a "Major Tenant" of the Project as defined in the Master Declaration, the Declaration and the Project Documents (all as defined in Section 2.4 below), or in law or equity; provided, however, that notwithstanding anything to the contrary contained herein or in the Master Declaration, the Declaration and the Project Documents, in the event of any inconsistencies between this Lease, the Improvement Agreement, the Master Declaration, the Declaration and the Project Documents, the terms and conditions of this Lease shall control.

LEASE TERM:

      One hundred and eighty (180) full calendar months following the Commencement Date, plus that portion, if necessary, of the calendar month in which the Commencement Date falls beginning with the Commencement Date and ending on the last day of that partial calendar month. Such partial calendar month shall be included in and be part of the first month of the Lease Term.

ESTIMATED ACCESS DATE:

      May 1, 2007.

ESTIMATED COMMENCEMENT DATE:

      June 1, 2007, or as otherwise set forth in Section 3.1.

ESTIMATED EXPIRATION DATE:

      May 31, 2022.

BASE RENT:

      FLOORS 4 THROUGH 12:

      From and including the Commencement Date through and including the thirty-sixth (36th) month, Base Rent shall be $20.00 per Rentable Square Foot (as defined in Section 2.2(b)) in the Leased Premises per annum.

      From and including the thirty-seventh (37th) month through and including the forty-eighth (48th) month, Base Rent shall be $21.00 per Rentable Square Foot in the Leased Premises per annum.

      From and including the forty-ninth (49th) month through and including the sixtieth (60th) month, Base Rent shall be $23.00 per Rentable Square Foot in the Leased Premises per annum.

      From and including the sixty-first (61st) month through and including the seventy-second (72nd) month, Base Rent shall be $24.69 per Rentable Square Foot in the Leased Premises per annum.

      From and including the seventy-third (73rd) month through and including the eighty-fourth (84th) month, Base Rent shall be $25.40 per Rentable Square Foot in the Leased Premises per annum.

      From and including the eighty-fifth (85th) month through and including the ninety-sixth (96th) month, Base Rent shall be $26.13 per Rentable Square Foot in the Leased Premises per annum.

      From and including the ninety-seventh (97th) month through and including the one hundred and eighth (108th) month, Base Rent shall be $26.89 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and ninth (109th) month through and including the one hundred and twentieth (120th) month, Base Rent shall be $27.66 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and twenty-first (121st) month through and including the one hundred and thirty-second (132nd) month, Base Rent shall be $27.46 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and thirty-third (133rd) month through and including the one hundred and forty-fourth (144th) month, Base Rent shall be $28.29 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and forty-fifth (145th) month through and including the one hundred and fifty-sixth (156th) month, Base Rent shall be $29.14 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and fifty-seventh (157th) month through and including the one hundred and sixty-eighth (168th) month, Base Rent shall be $30.01 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and sixty-ninth (169th) month through and including the one hundred and eightieth (180th) month, Base Rent shall be $30.91 per Rentable Square Foot in the Leased Premises per annum (the "Final Base Rent").

      FLOOR 13:

      From and including the Commencement Date through and including the thirty-sixth (36th) month, Base Rent shall be $22.00 per Rentable Square Foot (as defined in Section 2.2(b)) in the Leased Premises per annum.

      From and including the thirty-seventh (37th) month through and including the forty-eighth (48th) month, Base Rent shall be $23.00 per Rentable Square Foot in the Leased Premises per annum.

      From and including the forty-ninth (49th) month through and including the sixtieth (60th) month, Base Rent shall be $25.00 per Rentable Square Foot in the Leased Premises per annum.

      From and including the sixty-first (61st) month through and including the seventy-second (72nd) month, Base Rent shall be $26.69 per Rentable Square Foot in the Leased Premises per annum.

      From and including the seventy-third (73rd) month through and including the eighty-fourth (84th) month, Base Rent shall be $27.40 per Rentable Square Foot in the Leased Premises per annum.

      From and including the eighty-fifth (85th) month through and including the ninety-sixth (96th) month, Base Rent shall be $28.13 per Rentable Square Foot in the Leased Premises per annum.

      From and including the ninety-seventh (97th) month through and including the one hundred and eighth (108th) month, Base Rent shall be $28.89 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and ninth (109th) month through and including the one hundred and twentieth (120th) month, Base Rent shall be $29.66 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and twenty-first (121st) month through and including the one hundred and thirty-second (132nd) month, Base Rent shall be $29.46 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and thirty-third (133rd) month through and including the one hundred and forty-fourth (144th) month, Base Rent shall be $30.29 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and forty-fifth (145th) month through and including the one hundred and fifty-sixth (156th) month, Base Rent shall be $31.14 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and fifty-seventh (157th) month through and including the one hundred and sixty-eighth (168th) month, Base Rent shall be $32.01 per Rentable Square Foot in the Leased Premises per annum.

      From and including the one hundred and sixty-ninth (169th) month through and including the one hundred and eightieth (180th) month, Base Rent shall be $32.91 per Rentable Square Foot in the Leased Premises per annum (the "Final Base Rent").

PERMITTED USES:

      Tenant's use of the Leased Premises shall be limited to general office use and related computer, telecommunications, document production, storage and other legal uses consistent with the use of the Leased Premises as a corporate headquarters of a publicly traded company, and other legal uses expressly permitted in this Lease or permitted by the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed so long as such use is consistent with a first-class office building. For Eddie Bauer, Inc. and its Affiliates (but not any unaffiliated assignee or sublessee) such general office use shall include without limitation Tenant's collateral use of the Leased Premises for (i) employee training,
      (ii) document and marketing materials production; (iii) conducting marketing meetings and focus group meetings related to Tenant's products and stores (iv) specialized product evaluation and quality assurance facilities related to Tenant's apparel business ("Tenant's QA Use") on Floor 4 or 5, the fabrication and evaluation of mock retail store improvements and layouts ("Tenant's Mock Store Use") on Floor 4 or 5, the sale of Tenant's sample clothing products to employees of Tenant working in the Building and a limited number of persons associated with Eddie Bauer Inc. (not to exceed 200) ("Private Employee Sales") and the sale of Eddie Bauer related merchandise to employees of Tenant working in the Building ("Tenant's Corporate Store"). A portion of the Leased Premises on Floor 4 or 5 may also be used for an exercise facility for employees of Eddie Bauer, Inc. employed at the Leased Premises and a portion of the Leased Premises may be used as a lunch room for employees of Eddie Bauer, Inc. employed at the Leased Premises (the "Lunch Room") provided no food is cooked (other than by microwave) or prepared or served (other than by vending machine or routinely prepared or served in the ordinary course of Tenant's business) in the Lunch Room, and the Lunch Room does not serve or otherwise function as or similar to a restaurant or cafeteria. Notwithstanding the foregoing, Tenant may occasionally conduct catered events in the Lunch Room or other suitable areas of the Leased Premises for company meetings, marketing events or holiday or other celebrations. The Leased Premises shall not be used for any other use or purpose.

SECURITY DEPOSIT:

      Three (3) months Base Rent and Other Charges totaling One Million Six Hundred Thirty-six Thousand Three Hundred Fourteen and 08/100 Dollars ($1,636,314.08), which may be satisfied by purchase of an unconditional irrevocable standby letter of credit in favor of Landlord issued in the customary form used by the institution issuing it, and from an institution reasonably acceptable to Landlord. The Bank of America is an acceptable institution.

GUARANTOR:

      Eddie Bauer Holdings, Inc.

LANDLORD IMPROVEMENT ALLOWANCE:

      Provided Tenant is not in material default beyond any applicable cure period under the Lease at the time of any request for payment of some or all of Landlord's Improvement Allowance (as defined below), Landlord shall provide an allowance of $41.00 per Usable Square Foot in the Leased Premises ("Landlord's Improvement Allowance") for costs related to the design, permitting and construction of Premises Improvements and Upgrades and related governmental, permit and professional fees and costs, which are in addition to the Base Building Improvements, all as more specifically defined and set forth in the Improvement Agreement attached hereto as EXHIBIT D. If Tenant breaches or defaults under any of the terms and provisions of the Lease during the Lease Term beyond any applicable cure period without the cure having been accomplished and the Lease is terminated as provided herein or rejected, then in addition to all other remedies of Landlord set forth in the Lease, Landlord may recover the unamortized portion of Landlord's Improvement Allowance and brokerage commissions paid by Landlord. The period of amortization for such reimbursement obligation shall be the Lease Term, with interest calculated at the rate of eight percent (8%) per annum.

      Landlord and Tenant specifically intend the recovery of Landlord's Improvement Allowance pursuant to the preceding sentence shall not be limited or impaired by Section 502 or other provision of the Bankruptcy Code. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC
Section 365(c)(2) and a material and substantial part of this lease transaction.

PROJECT ARCHITECT:

      Sclater Partners Architects, P.C.

      1.2 IDENTIFICATION OF EXHIBITS.

      The Exhibits identified in this Section and attached to this Lease are incorporated by reference. Each party agrees to perform any obligations on its part stated in any of such Exhibits:

            Exhibit A. Legal Description of the Office Condominium.

            Exhibit A-1. Legal Description of the Addable Property.

            Exhibit A-2. Building Plans.

            Exhibit B. Site Plan of the Project.

            Exhibit C. Location of the Leased Premises.

            Exhibit D. Improvement Agreement with Schedules D-1 through D-3.

            Exhibit E. Form of Lease Estoppel Certificate.

            Exhibit F. Form of Subordination, Non-Disturbance and Attornment
                        Agreement.

            Exhibit G. Form of Confirmation of Lease Terms.

            Exhibit H. Rules and Regulations.

            Exhibit I. Form of Guarantee of Lease.

            Exhibit J. Location of Generator.

            Exhibit K. Memorandum of Lease.

            Exhibit L. Exterior Signage

2.    PREMISES.

      2.1   THE BUILDING AND THE PROJECT.

      When constructed, the Building will be located on and within the Office Condominium, legally described in EXHIBIT A. For purposes of this Lease, the Building includes all improvements constructed within the Office Condominium and all rights and interests appurtenant to the Office Condominium. The depiction of the Building in EXHIBIT A-2 and the Project in EXHIBIT B does not and shall not constitute a representation, covenant or warranty of any kind by Landlord, although Landlord agrees that the final design for the Building will be substantially consistent with the drawings attached hereto as EXHIBIT A-2. Tenant acknowledges that prior to entering into this Lease, Tenant has reviewed the set of drawings for the Building attached hereto as EXHIBIT A-2, and has inspected the Project in its current unfinished condition at the time of the execution of this Lease.

      2.2   LEASED PREMISES.

            (a) Generally. Landlord hereby leases and demises to Tenant on the Commencement Date, and Tenant hereby accepts from Landlord on the Commencement Date, subject to and with the benefit of the terms and provisions of this Lease, the Leased Premises described in Section 1.1 and depicted in EXHIBIT C. Except as otherwise provided in this Lease, the Leased Premises does not include the space above the suspended ceiling or below the surface of the floor slab.

            (b) Confirmation of Usable Square Feet and Rentable Square Feet. Within thirty (30) days after the Premises Improvements are Substantially Complete (as defined in the Improvement Agreement), the Project Architect shall verify the Usable Area (referred to in this Lease as the "Usable Square Feet") and resulting Rentable Square Feet of the Leased Premises and of the Building and provide notice of its determination in writing with reasonable supporting documents to both Landlord and Tenant. The measurement of Usable Area shall be made in accordance with American National Standard (ANSI/BOMA Z65.1-1996) Standard Method of Measuring Floor Area in Office Buildings, approved by the American National Standards Institute, Inc., on June 7, 1996, and published by the Building Owner's and Manager's Association (the "BOMA Standard"). For purposes of this Lease, the term "Rentable Square Feet" as applied to the Leased Premises and the Building shall mean the total number of square feet of Rentable Square Feet, using a thirteen percent (13%) load factor for single-tenant floors and a nineteen percent (19%) load factor for multi-tenant floors, applied to the total number of square feet of Usable Area in the Leased Premises and the Building, respectively, as determined under the BOMA Standard and this provision (the "Rentable Square Feet"). The Project Architect's determination, made in good faith, as to whether a floor that is not fully occupied is a single-tenant floor or a multi-tenant floor shall be conclusive. If as a result of such verification process the Usable Square Feet and the Rentable Square Feet in the Leased Premises and the Building are revised, and if after receipt and review of such verification the Tenant reasonably and in good faith disputes any of the revised Usable Square Feet and Rentable Square Feet figures for the Leased Premises or the Building, as determined by the Project Architect, then the Tenant shall give written notice of its reasonable and good faith objection to the Landlord ("Tenant's Objection Notice"). If Tenant does not give the Tenant's Objection Notice within fifteen (15) days of the date that Tenant receives the notice of determination from the Project Architect, then Tenant shall be deemed to have waived and released any right to later object to the Usable Square Feet and Rentable Square Feet determinations. Within fifteen (15) days of the date that Landlord receives Tenant's Objection Notice pursuant to the immediately preceding sentence, the Tenant and Landlord shall meet and use reasonable efforts to agree on the Usable Square Feet and Rentable Square Feet of the Leased Premises and the Building. If the Landlord and Tenant are unable to reach agreement, then the Landlord and Tenant shall select an architect who shall be mutually acceptable to both parties ("Third Party Architect") to determine the Usable Square Feet and Rentable Square Feet of the Leased Premises and the Building. The determination of the Third Party Architect shall be conclusive on Landlord and Tenant and shall be provided by written notice with reasonable supporting documents to both Landlord and Tenant. Upon determination of the Usable Square Feet and Rentable Square Feet of the Leased Premises and the Building, the parties shall execute a written certification setting forth such Usable Square Feet and Rentable Square Feet of the Leased Premises and of the Building, as revised, effective as of the Commencement Date. If the Usable Square Feet and Rentable Square Feet of the Leased Premises are revised pursuant to this Section or otherwise pursuant to this Lease during the Lease Term, the Tenant's Share of Other Charges shall be adjusted to properly reflect such event and the parties shall execute a written amendment to this Lease to reflect such adjusted Usable Square Feet, Rentable Square Feet and Tenant's Share. The cost and expense of the Project Architect and Third Party Architect for services required under this Section shall be shared equally by Landlord and Tenant.

      2.3   RESERVED TO LANDLORD.

      Landlord reserves the right from time to time to expand, reduce and otherwise change the size and dimensions of the Project; locate, relocate, substitute, alter and change the number and location of buildings and other improvements within the Project; change any building dimension, and the number of floors in any of the buildings, Common Areas and Facilities, parking areas, identity and type of stores and tenancies, the Building name (except as otherwise provided herein, including without limitation Section 24 below) and the names and the common areas located from time to time in or on the Building (except as otherwise provided herein)or in or on the Project. Notwithstanding the foregoing, Landlord shall not make changes to the Building or Project, their name, improvements, or Common Areas and Facilities that materially and adversely interfere with the operation of Tenant's business in the Leased Premises pursuant to the Permitted Uses, materially increase Tenant's Other Charges due hereunder, or materially and adversely deny Tenant the principal benefits of this Lease. Landlord further reserves the use of the exterior walls, the roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises (including areas of the Leased Premises in which there is an open ceiling) in locations which will not materially interfere with Tenant's use thereof and which serve other parts of the Building. Landlord shall use reasonable efforts to locate such items under the floor, above the suspended ceiling, or within an interior wall or other utility raceway or conduit, and otherwise adjacent to an interior wall. Notwithstanding the forgoing, Landlord will not unreasonably withhold its consent to Tenant's having an "open ceiling," and not a suspended ceiling, in up to four (4) floors of the Leased Premises including areas of the Leased Premises in which the merchandising department and Tenant's Mock Store Use are conducted provided that the use of an open ceiling design will not in the professional and disinterested opinion of the Project Architect impair or endanger any Building systems or otherwise detract from first class character of the Building. Tenant shall give Landlord assurances that are reasonably acceptable to Landlord and Landlord's lenders that Tenant will, at the expiration or earlier termination of the Lease, pay to Landlord an amount sufficient to cover the cost of installing a building standard suspended ceiling of a type appropriate for the Building in any areas of the Leased Premises that do not have such a building standard suspended ceiling at the time the Lease is terminated. Landlord also reserves the right to use the areas below and the spaces above the Building in any manner and for any purpose which does not materially and adversely interfere with Tenant's use of the Leased Premises, or materially increase Tenant's Other Charges due hereunder, including without limitation any utility, telecommunication, satellite or other related use permitted under this Lease, or materially and adversely deny Tenant the principal benefits of this Lease.

      2.4   DECLARATIONS.

      The Project presently consists of five (5) separate condominiums, one each for garage, retail, office, hotel and residential condominiums in the mixed use Project (the "Condominiums"). There presently is no part of the Project that does not exist in one of the five (5) Condominiums, all of which are contiguous to one or more of the other Condominiums. The Project (including the Building) is subject to a Declaration of

Covenants, Conditions, Restrictions, Reservations and Easements for Lincoln Square dated December 23, 2004, and recorded under King County Auditor's Number 20041228002242 (the "Master Declaration"). The Office Condominium and other condominiums in the Project are each subject to their own separate condominium declaration and survey map and plans. The Office Condominium was created by the recording of a Survey Map and Plans for Lincoln Square Office, a Condominium dated March 8, 2005, and recorded under King County Auditor's Number 20050316000596, and a related Declaration of Covenants, Conditions, Restrictions and Easements for Lincoln Square Office, a Condominium dated March 8, 2005, and recorded under King County Auditor's Number 20050316000597 (collectively, the "Declaration"). Pursuant to the terms and conditions of the Master Declaration and the Declaration, tenants and users in the Building have the benefits of and are subject to the Master Declaration and the Declaration. Tenant's rights in the Leased Premises and the Common Areas shall be subject and subordinate to the provisions of the Master Declaration and the Declaration. Tenant's rights in the Leased Premises and Common Areas shall include the nonexclusive right to use for their intended purposes all common elements within the Project and all easements within the Project that are appurtenant to the Office Condominium or intended for the use of tenants in the Office Condominium (a) to the extent applicable to Tenant's uses within the Project and (b) pursuant and subject to the covenants, conditions, restrictions, reservations and easements in the condominium declarations, survey maps and plans, bylaws and rules and regulations for any of the Condominiums in the Project, as such are amended from time to time (collectively the "Project Documents"). Tenant shall be considered a Major Tenant of the Project as defined in the Master Declaration. In the event of any inconsistencies between the terms and conditions of this Lease, the Master Declaration, the Declaration and the Project Documents, the terms and conditions of this Lease shall control. Landlord agrees not to amend the Declaration or consent to the amendment of the Master Declaration that would have the effect of materially interfering with Tenant's use or quiet enjoyment of the Leased Premises, or materially increasing Base Rent or Other Charges or any other material obligations of Tenant hereunder, beyond what is provided for under the terms of this Lease, without Tenant's written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, if Landlord and the condominium owners determine, in their reasonable good faith discretion, that there is or has been an inequitable allocation of costs among the Condominiums, Landlord and the other condominium owners shall have the right to amend the Master Declaration or Declaration to address such inequitable allocation.

      2.5   OFFICE CONDOMINIUM.

      Landlord warrants to Tenant that, other than with respect to Addable Property, Landlord is the fee owner of both condominium units within the Office Condominium; and that with respect to the Addable Property, Landlord is a sublessee under that certain sublease dated March 10, 2005, between Landlord and LS Holdings, LLC, a Washington limited liability company, under the Berg/Vinje Lease described in Section 26.12 below. Landlord warrants to Tenant that it may further sublease its sublessee interest in the Addable Property to Tenant under this Lease.

3.    TERM.

      3.1   LEASE TERM.

      The Commencement Date listed in Section 1.1 of this Lease is an estimate of the Commencement Date. The actual Commencement Date shall be the first to occur of the following events: (i) upon Substantial Completion of the Base Building and Premises Improvements, as defined in the Improvement Agreement, or
(ii) the date on which Tenant takes possession of the Premises for purposes other than installing Tenant's equipment, telephones and telecommunications equipment and trade fixtures. If the Commencement Date is later than the estimated Commencement Date specified in Section 1 above, this Lease shall not be void or voidable. Landlord shall confirm the actual Commencement Date and other related matters by delivery of the form of Confirmation of Lease Terms attached hereto as EXHIBIT G by written notice to Tenant. Although the Lease Term does not commence until the Commencement Date, all of the other provisions hereof, other than the obligation to pay Rent, shall commence when Tenant or its employees, agents or contractors are first present on the Leased Premises. A "Lease Year" shall mean a calendar year commencing each January 1 and ending the following December 31. If the Commencement Date is a date other than the first day of January, the initial Lease Year shall be from the Commencement Date to December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from January 1 of the calendar year of the Expiration Date to the Expiration Date.

      3.2   EXPIRATION.

      The Lease shall expire on midnight of the last day of the Lease Term, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant to terminate the same. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, or any renewal or extension thereof, Tenant shall be liable for, and will indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord to the extent arising out of or caused by Tenant's failure to surrender the Leased Premises at the end of the Lease Term or any renewal or extension thereof.

      3.3   HOLDING OVER.

      Any holding over by Tenant after the expiration of the Lease Term hereof with Landlord's written consent shall be construed to be a tenancy from month to month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one and one-half (1-1/2) times the amount of the Base Rent payable during the last month of the Lease Term in addition to the Other Charges and additional rent as set forth herein. Such tenancy shall be subject to the terms and provisions of Articles 4 through 28 of this Lease to the extent not inconsistent with a month to month tenancy.

      3.4   PRE-COMMENCEMENT LICENSE.

      Thirty (30) days prior to the anticipated Commencement Date, Tenant and Tenant's employees, agents and approved contractors and licensees may enter the Leased Premises and Building pursuant to a license granted under this Section
3.4 (the "Pre-Commencement License") for the limited purpose of installing Tenant's furniture, fixtures and equipment and otherwise preparing to conduct business in the Leased Premises. The Pre-Commencement License shall be subject to such reasonable restrictions and conditions as may be imposed by Landlord from time to time. Tenant's right to enter onto the Leased Premises and Building pursuant to the Pre-Commencement License shall not trigger the Commencement Date under Section 3.1 above as long as Tenant complies with the reasonable restrictions and conditions required by Landlord; provided, however, the terms and provisions of Articles 1, 2, and 3, Sections 5.1, 5.2, 5.3 and 5.4, and Articles 6 through 28 of this Lease, and the provisions and requirements of the Improvement Agreement shall automatically become effective and apply to all activities of Tenant and Tenant's employees, agents, contractors and licensees in, about, or relating to the Leased Premises or Building. Notwithstanding anything herein to the contrary and without limiting the generality of the foregoing, Landlord may require Tenant and any of its agents, contractors or licensees to sign a separate indemnification and hold harmless instrument and provide appropriate evidence of insurance coverage as a condition to entering onto the Leased Premises and the Building. Tenant shall coordinate all activities on and about the Leased Premises relating to the Premises Improvements with Landlord's Tenant Coordinator, and Tenant shall not interfere with or hinder Landlord or Landlord's other tenants with respect to their work or the use and enjoyment of other space within the Building.

      3.5   OPTION TO EXTEND.

      (a) Tenant shall have the right to extend the Term beyond the Expiration Date (the "Extension Option") for one additional period of ten (10) years commencing on the day following the Expiration Date and ending on the tenth
(10th) anniversary of the Expiration Date (the "Extended Term"), if: (i) Landlord receives written notice of exercise ("Extension Notice") not less than eighteen (18) full calendar months prior to the Expiration Date and not more than twenty-four (24) full calendar months prior to the Expiration Date; (ii) Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Extension Notice; and (iii) the Lease has not been assigned (other than to an Affiliate) prior to the date that Tenant delivers its Extension Notice or prior to the date Tenant delivers its Binding Notice.

      (b) The initial Base Rent rate per Rentable Square Foot in the Leased Premises during the Extended Term shall equal the Prevailing Market (hereinafter defined) rate per Rentable Square Foot in the Leased Premises, but in no event shall the Based Rent during the Extended Term be less than the Final Base Rent. Base Rent during the Renewal Term shall increase, if at all but not decrease below the Final Base Rent, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Leased Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4.1 of this Lease. Tenant shall pay Other Charges during the Extended Term in accordance with Section 4.2 of this Lease.

      (c) Within thirty (30) days after receipt of Tenant's Extension Notice, Landlord shall notify Tenant in writing of the applicable Base Rent rate for the Leased Premises for the Extended Term ("Landlord's Notice"). Within fifteen (15) days after the date on which Tenant receives Landlord's Notice, Tenant shall notify Landlord in writing whether Tenant agrees or disagrees with Landlord's determination and if Tenant disagrees provide Landlord with written notice of Tenant's objection (an "Objection Notice"). If Tenant fails to provide Landlord with an Objection Notice within such fifteen (15) day period, Tenant shall be deemed to have accepted the Base Rent set forth in Landlord's Notice. If Tenant agrees, or is deemed to have accepted, the Base Rent set forth in Landlord's Notice, Landlord and Tenant shall enter into an Extension Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with an Objection Notice within such fifteen (15) days, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Leased Premises during the Extension Term. Upon agreement, Landlord and Tenant shall enter into an Extension Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within thirty
(30) days after the date on which Tenant provides Landlord with the Objection Notice, either Landlord or Tenant, by written notice to the other (an "Arbitration Notice") shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described below.

      (d) If Landlord or Tenant gives the other an Arbitration Notice, Landlord and Tenant, within five (5) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Leased Premises during the Extension Term (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within five (5) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Leased Premises during the Extension Term. Each appraiser so selected shall be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with the Building and have been active (over the five (5) year period ending on the date of such appointment) in the brokering or appraisal of commercial properties in the area within a three (3) mile radius of the Building with working knowledge of current rental rates and practices. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Leased Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the five (5) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate, and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Leased Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay an amount equal to the Final Base Rent plus a three dollar ($3.00) per Rentable Square Foot increase until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Leased Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Leased Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent. If any act called for in this Section 3.5 falls on a day other than a business day in Washington, then the deadline for such act shall be the next following business day.

      (e) If Tenant is entitled to and properly exercises its Extension Option, Landlord shall prepare an amendment (the "Extension Amendment") to reflect changes in the Base Rent, Lease Term, Expiration Date and other appropriate terms. The Extension Amendment shall be sent to Tenant within a reasonable time after the Prevailing Market rate for the Extension has been determined, and Tenant shall execute and return the Extension Amendment to Landlord within fifteen (15) days after Tenant's receipt of same, but an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

      (f) For purposes of this Extension Option, "Prevailing Market" shall mean the arm's length fair market annual rental rate per Rentable Square Foot under renewal leases and amendments for reasonably comparable lengths of time entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Leased Premises in the Building, Bellevue Place and other class A office buildings owned or controlled by Landlord or its affiliates within a two-mile radius of the Building, with improvements comparable to those existing in the Leased Premises on the date Tenant exercises the Extension Option and that reflect what a willing, comparable tenant would pay and a willing, comparable landlord would accept. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

      3.6   RIGHT OF FIRST OFFER.

      (a) Subject to the terms and conditions set forth herein, Tenant shall have an on-going right of first offer (the "Right of First Offer") with respect to any office space contiguous to the Leased Premises on any floor in the Building on which the Leased Premises is located and on any office space immediately adjacent to any floor on which the Tenant leases at least 2/3rd of the floor's Usable Square Feet (any portion of such space or collectively, the "Offering Space"). Tenant's Right of First Offer shall be exercised as follows: at any time after Landlord has determined that an existing tenant in the Offering Space will not extend or renew the term of its lease for the Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Offering Space to Tenant, including without limitation the term of any such lease, which terms shall reflect the Prevailing Market rate for such Offering Space as reasonably determined by Landlord. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the "Notice of Exercise") within five (5) business days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if: (i) Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or (ii) the Lease has been assigned (other than to an Affiliate) prior to the date Landlord would otherwise deliver the Advice; or
(iii) Tenant is not occupying all of the Leased Premises on the date Landlord would otherwise deliver the Advice; or (iv) the Offering Space is not intended for the exclusive use of Tenant during the Lease Term; or (v) the existing tenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space. Tenant's Right of First Offer shall expire on the first day of the twenty-fourth
(24th) month prior to the date on which the Lease Term is to expire, as it may be extended pursuant to Section 3.5 above.

      (b) The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Leased Premises, provided that all of the terms stated in the Advice shall govern Tenant's leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

      (c) Tenant shall pay Base Rent and other Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord's reasonable judgment.

      (d) The Offering Space (including improvements and personal property, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

      (e) The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) Tenant's failure to exercise its Right of First Offer within the five (5) business day period provided above; and
(ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth above.

      (f) If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the "Offering Amendment") adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Feet in the Premises, Tenant's Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

      (g) For purposes of this Right of First Offer provision, "Prevailing Market" shall mean the annual rental rate per Rentable Square Foot for space comparable to the Offering Space in the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable. The Landlord's good faith determination of what terms and rentals constitute Prevailing Market shall be deemed conclusive and dispositive.

4.    RENT.

      4.1   BASE RENT.

      Tenant shall pay to Landlord, without notice or demand and without any setoff or deduction whatsoever, as Base Rent, the monthly sums set forth in
Section 1.1 above (the "Base Rent"), which shall be paid in advance on or before the first day of each calendar month of the Lease Term. If the Lease Term commences on a day other than the first day of a calendar month or expires on a day other than the last day of a calendar month, the Base Rent for such month shall be a prorated portion of the monthly Base Rent, based upon a thirty (30) day month.

      4.2   OTHER CHARGES.

      In addition to the Base Rent, Tenant shall pay, without any variation, setoff or deduction, all charges, costs and expenses of any kind and nature relating to the Leased Premises, as well as Tenant's Share of the items set forth in this Section 4.2 (herein called "Other Charges"):

      (a) Tenant's Share of Taxes. Tenant shall pay to Landlord, as additional rent, in the manner provided in Section 4.2(d), Tenant's Share of the total Real Estate Taxes. For purposes of this Section, the term "Real Estate Taxes" shall include all real estate taxes, personal property taxes, surcharges and assessments, including but not limited to local improvement district and water improvement district assessments, if any, that are or may be levied upon, assessed against or attributable to the Leased Premises, the Building and the land underlying the Building in which the Leased Premises are located and all improvements, fixtures and equipment of Landlord located thereon or used in connection with the operation of the Building and that are payable during the Lease Term. The term "Real Estate Taxes" shall also include the share of such Project taxes, surcharges and assessments levied with respect to the Project which are allocated to the Building under the Project Documents; any taxes levied or assessed in lieu of, in whole or in part, such real or personal property taxes; any taxes in addition to such real and personal property taxes, including, but not limited to, taxes or license fees upon or measured by the leasing of the Building or the rents or other income collected therefrom, other than any federal or state net income or inheritance tax; and all costs and expenses incurred by Landlord in efforts to reduce or minimize such taxes or assessment levels. Tenant's Share of the Real Estate Taxes shall be an amount equal to the total Real Estate Taxes during each Lease Year of the Lease Term, multiplied by a fraction, the numerator of which is the Rentable Square Feet in the Leased Premises and the denominator of which is the Rentable Square Feet in the Building.

      (b) Tenant's Share of Operating Costs. Tenant shall pay to Landlord, as additional rent, in the manner provided in Section 4.2(d), Tenant's Share of "Building Operating Costs" which shall include the Building's share of "Project Operating Costs" incurred by Landlord in any Lease Year. "Building Operating Costs" means Operating Costs incurred by Landlord in connection with maintaining, managing, operating, repairing and administering the Building, and any Project Operating Costs which are allocated to Landlord with respect to the

Building pursuant to the Project Documents, or otherwise allocated to the Building based on such other information or agreement as Landlord in good faith deems (i) reasonable and equitable, and (ii) consistent with first-class office building management practices in other class A office buildings in the Bellevue central business district. "Project Operating Costs" mean Operating Costs incurred in maintaining, managing, operating, repairing and administering the Project which are appropriately charged to Landlord with respect to the Building pursuant to the Project Documents and this provision. Tenant's Share of Building Operating Costs shall be equal to the total Building Operating Costs during each Lease Year of the Lease Term, multiplied by a fraction, the numerator of which is the Rentable Square Feet in the Leased Premises and the denominator of which is the Rentable Square Feet in the Building. The Building Operating Costs include the appropriate share of Project Operating Costs attributable to the Building. Thus in paying Tenant's Share of Building Operating Costs, Tenant will also be paying its share of Project Operating Costs generally in proportion to and consistent with the benefits afforded to the Building from the services or amenities generating such Project Operating Costs, as determined by the Landlord in good faith.

      (c) Operating Costs. The term "Operating Costs" when used in conjunction with either the Building or the Project, as the case may be, means all expenses paid or incurred by Landlord or charged to Landlord for maintaining, managing, operating, repairing, replacing and administering either the Building, the Project, and/or the Common Areas and Facilities (the term "Common Areas and Facilities" is defined in Section 13.1), and the personal property used in conjunction therewith, including without limitation, water, sewer, electricity, heat, air conditioning, fuel, light, fire protection, and other utilities and services; supplies; janitorial and cleaning services; window washing; snow, garbage and refuse removal; security and information technology services and systems; landscape maintenance; parking maintenance and operations; compensation (including employment taxes and fringe benefits provided such fringe benefits are reasonable and customary for the area in which the Building is located) of all persons who perform duties in connection with the operation, management, maintenance, repair and administration of either the Building, the Project, and/or the Common Areas and Facilities as the case may be; insurance premiums for all insurance carried with respect to the Building, the Project, and/or the Common Areas and Facilities (and all deductibles with respect thereto) as the case may be; licenses, permits and inspection fees; subsidies, fees and other payments required by public bodies (such as, but not limited to, bus rider and other transit subsidies and the cost of implementing and administering such subsidies); property management fees; reserves to cover the depreciation of Building systems; costs of compliance with any applicable legal requirement, including without limitation any transportation management plan; market-based rent for any on-site property management office; easement and license fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord's repair or maintenance obligations, or required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises, or items which, although capital in nature, are made to reduce the normal operating costs of the Building (but such costs shall be amortized over their useful life and shall be included if in compliance with
Section 4.2(l) below); reasonable legal and accounting expenses and all other expenses or charges whether or not hereinabove described which, in accordance with generally accepted accounting and management practices, would be considered an expense of maintaining, managing, operating, repairing, replacing and administering the Building, the Project, and/or the Common Areas and Facilities, as the case may be. The activities and costs related to the Common Areas and Facilities are to be included in the appropriate category of Building Operating Costs or Project Operating Costs which are then allocated throughout the Project based on their location in or relationship to the Building or Project, respectively.

      (d) Payment of Other Charges. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall notify Tenant in writing of Landlord's estimate of Tenant's Share of the Other Charges due for the next Lease Year. Tenant shall pay the estimated Tenant's Share in advance in equal monthly installments on the first day of each month of such Lease Year. During the period of time following the expiration of a Lease Year and Tenant's receipt of its estimated Tenant's Share, Tenant shall continue to pay Landlord the same amounts that were estimated for the prior Lease Year. Within ninety (90) days after the end of each Lease Year, or as soon thereafter as such information becomes available, Landlord shall compute Tenant's Share for such Lease Year based upon the actual amount of the Other Charges for that Lease Year, and if the total amount paid by Tenant for such Lease Year is less than the actual amount of Tenant's Share for such Lease Year, Tenant shall pay Landlord any deficiency promptly upon receipt of a written notice of the amount thereof from Landlord. If the total amount paid by Tenant for such Lease Year exceeds the actual amount of Tenant's Share, Landlord shall credit such excess to the next monthly payments of Tenant's Share of Other Charges which thereafter come due. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the estimated Tenant's Share for the remaining portion of the initial Lease Year from and including the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If the estimated amount Tenant has paid for that Lease Year exceeds the actual amount of Tenant's Share, and if Tenant has otherwise complied with all of the terms and provisions of this Lease and has paid all amounts that are or may otherwise become payable to Landlord, Landlord shall credit such excess to the next payment or payments of Additional Rent due hereunder, or refund such excess to Tenant if such excess occurs in the final Lease Year of the Lease Term. If at any time during a Lease Year the amount of the estimated Other Charges increases over the actual amount thereof for the preceding Lease Year, or if the estimated Other Charges for a Lease Year are revised and exceed the previously estimated Other Charges for such Lease Year, then Landlord may, at its election, adjust the amount of monthly estimated installments due during the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant's obligations under this Section shall survive the expiration or termination of this Lease.

      (e) Future Development. Tenant is aware that Landlord, by itself or in combination with other persons, may, subject to Section 2.3 above, further expand and develop the Building and Project. Such additional expansions and developments may include, without limitation, the addition of a skybridge across NE 8th Street. Except as otherwise provided in Section 4.2(h) below, in the event any such additional developments are completed during the Lease Term, any additional operating or repair costs or maintenance expenses and real estate taxes attributable to such additions or other phases (but subject to Sections 4.2(h) and 4.2(l) below) may be included in the Other Charges at Landlord's discretion, so long as any additional rentable areas associated with such expansion or development are also included in the base of those who share such additional costs and real estate taxes pay their pro rata share of such items.

      (f) Disputes Relating To Other Charges. If Tenant desires to contest any Other Charge calculation by Landlord or the amount of any Other Charge payable by Tenant, Tenant must give Landlord a written notice (an "Objection Notice") stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after the last day of the Lease Year to which the disputed Other Charge pertains and must set forth with particularity the reason why Tenant disputes Landlord's calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount of such Other Charge. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord's calculation and the amount of such Other Charge. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material (i.e., five percent (5%) or more) error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant for future Other Charges payable by Tenant equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant's Objection Notice relates or Tenant shall pay Landlord the amount of any underpayment, whichever may be applicable. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all Other Charge amounts based upon Landlord's determination and calculation or until such calculation or amount has been established hereunder to be incorrect. Except as otherwise provided in
Section 4.2(k) below, Tenant shall not have the right to examine or inspect, and Landlord has no obligation to provide Tenant access to, any of the books, records and accounts of Landlord or any Landlord Affiliate.

      (g) Intentionally Omitted.

      (h) Notwithstanding anything in this Lease to the contrary, Other Charges shall not include:

            (1) costs of any special services rendered to individual tenants (including Tenant) for which a special charge is made;

            (2) ground lease rental payments and debt service on mortgages or deeds of trust;

            (3) attorneys' and other fees and costs incurred in improving or renovating vacant space in the Building to be leased to third parties or in connection with disputes with tenants of the Building;

            (4) Landlord's general overhead expenses not related to the Building and which are not properly chargeable as Other Charges

            (5) except as otherwise provided herein, capital improvements that, pursuant to generally accepted accounting principles, are deemed to be a capital expense;

            (6) depreciation of machinery, tools and equipment (although Operating Costs may include reasonable reserves for the replacement of such items);

            (7) governmental fines, penalties or interest imposed upon the Landlord, except governmental interest imposed on assessments and except for any such fines, penalties or interest imposed on the Landlord as a result of Tenant's acts or omissions;

            (8) except as otherwise provided herein, depreciation of the Building;

            (9) the cost of repairs of the Building to the extent Landlord receives, and is permitted to use, insurance or condemnation proceeds therefore;

            (10) costs, fines or penalties incurred because the Landlord violated any laws, regulations or rules of any governmental authority with jurisdiction over the Building(s);

            (11) any item or expense that, but for this exclusion, would be included twice, so that no duplication of expenses will occur;

            (12) wages, bonuses and other compensation and benefits of employees above the grade of Building Manager;

            (13) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building;

            (14) costs incurred in remediating Hazardous Materials now existing or hereafter discovered below the ground surface of the Project;

            (15) costs incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operators, provided Landlord charges tenants of the Building a fee to park therein;

            (16) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services, including management services, on or to the Building, to the extent that the costs of such services exceed reasonable costs for such services were they not rendered by a subsidiary or affiliate;

            (17) costs of the initial construction of the Building and/or the Project (including the costs of roads, hook ups, LIDs, interchanges, traffic signals, access ways, drainage systems, street signs, street lights, and curbs and gutters) and the acquisition and construction costs of expanding the Building and/or the Project, including the proposed SkyBridge between Lincoln Square and Bellevue Place (as opposed to the costs of operating and maintaining the expanded portion of the Building and/or the Project, to the extent the same may be included in Other Charges);

            (18) any bad debt, rent loss (excluding insurance premiums related thereto), or reserves for bad debt or rent loss (excluding insurance premiums related thereto);

            (19) costs of repairing items that are covered by warranties, to the extent of such warranty coverage;

            (20) cost of correcting defects in the design, construction or equipment of, or latent defects in the Leased Premises, Building or Project;

            (21) leasing commissions, advertising and promotional expenses, and other such costs incurred in connection with seeking and obtaining new tenants and retaining existing tenants;

            (22) costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance;

            (23) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an Expense which would constitute a major capital expenditure if the equipment were purchased);

            (24) costs arising from the gross negligence or willful misconduct of Landlord; and

            (25) damages that Landlord pays to Tenant under this Lease or to other Tenants in the Building under their respective leases.

      (i) Notwithstanding anything in this Section 4.2 of the Lease to the contrary, Other Charges shall not include, and Tenant shall not be responsible for, income, gift, estate, inheritance, succession, or transfer taxes imposed on Landlord.

      (j) Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any of the Other Charges set forth in this Section 4.2 of the Lease, provided Landlord reserves the right to include both a reasonable and customary administrative fee and a reasonable and customary management fee (based on administrative and management fees charged by landlords in similar first class office buildings within the Bellevue central business district) within Other Charges.

      (k) Notwithstanding anything in this Section 4.2 of the Lease to the contrary, not more than once each Lease Year during the Lease Term, and within sixty (60) days after Tenant's receipt of Landlord's written summary of Other Charges for such Lease Year, Tenant may give Landlord written notice ("Review Notice") that Tenant intends to review Landlord's records of the Other Charges for that Lease Year. Within a reasonable time after receipt of the Review Notice (not more than sixty (60) days), Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review, which review must be conducted during Landlord's regular business hours. If any records are maintained at a location other than in the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. Tenant may, during Landlord's regular business hours after ten (10) days' prior written notice, request that an inspection be made or an audit be performed of the Other Charges. The entity or agent performing the inspection or audit must be mutually acceptable to Landlord and Tenant and under no circumstances may the fee charged by such entity or agent be a contingency fee. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an "Objection Notice") stating in reasonable detail any objection to Landlord's statement of Other Charges for the Lease Year audited. If Tenant fails to give Landlord an Objection Notice within the 60-day period or fails to provide Landlord with a Review Notice within the 60-day period described above, Tenant shall be deemed to have approved Landlord's statement of other charges and shall be barred from raising any claims regarding the Other Charges for that Lease Year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant's Objection Notice. If Landlord and Tenant determine that Other Charges for the Lease Year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Other Charges for the Lease Year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days of determining the shortfall. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord's records or to dispute any statement of Other Charges unless Tenant has paid and continues to pay all Rent when due.

      (l) With regard to single capital expenditure by Landlord related to the Building that is in excess of $1,000,000.00 and that is or will be included in Other Charges, Landlord shall review any such expenditure with Tenant and explain the basis for Landlord's belief that such an expenditure is necessary or appropriate to fulfill Landlord's repair or maintenance obligations, or required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises, or such expenditure, although capital in nature, is made to reduce the normal operating costs of the Building.

      4.3   SECURITY DEPOSIT.

      If an amount is indicated for the Security Deposit in Section 1.1 above, Tenant shall, upon the waiver or satisfaction of the contingency set forth in
Section 29 below, deposit with Landlord as a security deposit the amount shown in Section 1.1 above. The security deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach or default under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the security deposit for the payment of any rent or any other amount in breach or default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's breach or default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's breach or default. In the event Landlord does so use, apply or retain all or any part of the security deposit, Tenant shall, within ten (10) days of Landlord's demand therefor, deliver to Landlord a cashier's check for the amount so used, applied or retained. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on the deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it and no amounts are or may become payable to Landlord by Tenant after the Lease Term, the security deposit or any balance thereof after any deductions hereunder by Landlord shall be returned to Tenant (or at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within thirty (30) days following the expiration of the Lease Term or the date Tenant returns complete possession of the Leased Premises to Landlord in the condition required by this Lease, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the Security Deposit.

      4.4   LATE CHARGES.

      If Tenant fails to pay, when the same is due and payable, any Base Rent or Other Charges described above, or any other amounts due pursuant to this Lease, which amounts shall be and are referred to as "additional rent," then such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment unless such amount would violate any applicable usury or other law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Rent, Other Charge or additional rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses include, without limitation, administrative and collection costs, processing and accounting expenses, and interest and penalties imposed by the terms of any contracts, mortgages or deeds of trust covering the Leased Premises, the Building or the Real Property. Therefore, if any Base Rent, Other Charge or additional rent payment is not received by Landlord from Tenant by the fifth (5th) day after such payment is due, Tenant shall immediately pay to Landlord a late charge equal to twelve percent (12%) of such payment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to

Landlord for its loss and expenses suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant's breach or default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any or all other rights and remedies available to Landlord under this Lease. Notwithstanding the foregoing, provided Tenant in not otherwise in default or breach of this Lease and pays in full any amount not paid when due within ten (10) days of being advised by Landlord that a payment has not been received when due, Landlord shall waive up to one (1) late charge in any twenty-four (24) month period during the Lease Term; provided Tenant has paid all sums due under this Lease on or before the first (1st) day of the calendar month in the previous twenty-four (24) calendar months during the Lease Term.

      4.5   NO OFFSETS OR DEDUCTIONS/PLACE OF PAYMENT.

      All Base Rent, Other Charges, and additional rent shall be paid in lawful money of the United States of America and shall be paid without offset or deduction. Landlord shall have the right to designate, from time to time, the place or places at which Tenant shall tender all Base Rent, Other Charges and additional rent payments. Without limiting the generality of the foregoing, Landlord shall have the right to require, at any time, that (a) Tenant not make payment at or through the lock box currently available to tenants at the Building, and (b) all such payments be made exclusively at Landlord's management offices in the Building. Landlord may, in its sole discretion, apply payments made by Tenant first to accrued charges, interest and rent in the following order: (i) Late Charges, (ii) interest, (iii) additional rent, (iv) past-due Base Rent, Other Charges and any balance remaining to current Base Rent, and Other Charges and additional rent.

5.    USE.

      5.1   PERMITTED USES.

      Tenant shall not use, permit or suffer the use of the Leased Premises for any business or purpose other than those specifically set forth in Section 1.1 above. Nothing contained herein shall be deemed to give Tenant any exclusive right to such use in the Building or Project.

      5.2   USES PROHIBITED.

            (a) Except as otherwise provided in Section 1.1 (Permitted Uses), Tenant shall not do, permit or suffer anything to be done in or about the Leased Premises, the Building or the Project or bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Leased Premises, the Building or the Project (unless Tenant agrees to pay for the additional cost of such insurance and such use is otherwise a Permitted Use), or cause a cancellation of any insurance policy covering the Leased Premises, the Building or the Project or any of their contents. Tenant shall not do, permit or suffer anything to be done in or about the Leased Premises, the Building or the Project that is unlawful or will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Project or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is incompatible with a first class office building in Landlord's reasonable judgment, which is offensive to any other tenant in the Building acting reasonably or which may be unlawful. Tenant is aware that Floors 4 and 5 are adjacent to a space being utilized by a movie theater and that Tenant's activities in the Leased Premises shall not be conducted in a manner that impairs such use or annoys the patrons of the theater. In no event shall Tenant use the Leased Premises in any manner which violates any recorded restriction applicable to the Leased Premises, the Building or the Project. No manufacturing operations shall be conducted from the Leased Premises.

            (b) If Tenant permits or engages in any activity which, in Landlord's reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to the customers or other tenants of the Building or the Project or that may be unlawful, or in violation of this Lease, Tenant shall immediately discontinue such activity or take immediate action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant's failure to comply shall constitute a material breach and default of this Lease and entitle Landlord to pursue its remedies for such a breach and default or, in the alternative, cause the performance of such work as may be appropriate to discontinue such activity and recover, as additional rent, the cost thereof, plus interest thereon at four percent (4%) over the prime rate of interest charged or published by Bank of America (or its successor) on the first day of each month, commencing on the date due through the date of payment. Such additional rent shall become due and payable to Landlord ten (10) days following delivery of an invoice for same to Tenant.

            (c) Tenant shall not place a load upon the floor of the Leased Premises exceeding a 50 pound live load and 20 pound dead load per square foot without Landlord's prior written consent which consent shall not be unreasonably withheld, or delayed but which may be subject to reasonable conditions; provided, however, a capacity of 100 pounds per square foot live load will be provided within five (5) feet of the north and south ends of the core area of the floors for storage, files and server rooms. Business machines, mechanical equipment and materials belonging to Tenant that cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein it such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant at its sole expense so as to absorb and prevent such vibration, noise, cold, heat or fumes.

            (d) Except as expressly provided otherwise in this Lease, Tenant shall not install or operate in the Premises any electrical or other equipment, other than such equipment as is commonly used in modern offices, without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, or delayed but which may be conditioned upon the payment by Tenant of additional rent in compensation for excess consumption of water or electricity, excess wiring and other similar requirements, and any changes, replacements or additions to any Base Building system as may be occasioned by the operation of said equipment or machinery. The Improvement Agreement contains, or will contain, a description of the electrical system to be provided as part of the Base Building Improvements.

      5.3   COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

      Tenant shall, at its sole cost and expense, promptly comply with all local, state or federal laws, statutes, ordinances and governmental and quasi-governmental rules, and other governmental regulations or requirements now in force or which may hereafter be in force with respect or related to Tenant's use and occupancy of the Leased Premises and Tenant's business conducted therein.

      5.4   HAZARDOUS MATERIAL.

      Tenant shall not cause or permit any Hazardous Material, as defined below, to be brought upon, kept or used in or about the Leased Premises or the Building by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of any Hazardous Material caused or permitted by Tenant results in contamination of the Leased Premises or any part of the Building or any other property, or if contamination of the Leased Premises or any part of the Building or other property by any Hazardous Material otherwise occurs for which Tenant may be legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building or the Leased Premises, damages arising from any adverse impact on marketing of space at the Building, damages to any other property and amounts paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. Without limiting the foregoing, this indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building or other property, if the presence of any Hazardous Material caused or permitted by Tenant results in any contamination of the Leased Premises or any part of the Building or other property. Tenant shall promptly take all actions at its sole expense as are necessary to return the Leased Premises and the Building or other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises or the Building or other property. As used herein, the term "Hazardous Material" means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States government. Notwithstanding the foregoing, without limiting the indemnities set forth above, routine and ordinary cleaning products, office supply products (such as toner for copiers), substances used in connection with Tenant's QA Use, and ordinary substances that otherwise would be "Hazardous Materials," as defined herein) may be brought within the Leased Premises without Landlord's consent so long as such products are used in the reasonable and prudent conduct of Tenant's business in the Leased Premises, and are used with due care, in accordance with the instructions of the manufacturer of such products and in compliance with all applicable laws and governmental rules, regulations and orders. Tenant shall not be obligated to indemnify Landlord under this Section
5.4 with respect to any contamination of the Office Condominium by any Hazardous Materials in the Condominium prior to the Commencement Date.

6.    UTILITIES AND SERVICES.

      6.1   TENANT'S RESPONSIBILITY.

      Tenant shall pay before delinquency, at its sole cost and expense, all charges for water, gas, heat, electricity, power, telephone service, sewer service and sewer rentals charged or attributable to the Leased Premises, and all other services or utilities used in, upon or about the Leased Premises during the Lease Term and the cost of installing meters or check meters therefor but only if required by Landlord under this provision; provided, however, that if any such services or utilities shall be billed to Landlord and are not separately metered to the Leased Premises, the amount thereof shall be prorated by Landlord, and Tenant shall pay to Landlord, upon demand, as additional rent hereunder, Tenant's share of such combined costs, expenses and charges, which shall be an amount equal to the total charges therefor multiplied by a fraction, the numerator of which equals Tenant's estimated usage (as determined by Landlord from time to time in good faith) and the denominator of which equals the total usage of all tenants covered by such combined charges. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits or other facilities by which such utilities are supplied to, distributed in or serve the Leased Premises and Tenant shall comply with the rules, regulations and requirements of all governmental and quasi-governmental agencies with respect thereto. Notwithstanding anything in this Lease to the contrary, if reasonably requested by Landlord based upon Tenant's electrical use being greater that that of other office tenants in the Building as determined by Landlord's electrical engineer, Tenant shall install, or cause to be installed, as part of the Premises Improvements, separate meters for the affected portions of the Leased Premises. Such meters shall be installed in accordance with the building specifications. Tenant shall receive a credit against the cost of such separately metered electrical use, as reasonably determined by Landlord, at the cost charged to Tenant for the separately metered electricity used.

      6.2   INTERRUPTION.

      In no event shall Landlord be liable for an interruption or failure in the supply of any such utilities to the Leased Premises, and the same shall not constitute a termination of this Lease or eviction of Tenant.

      Notwithstanding anything in this Section 6.2 of the Lease to the contrary, but subject to the requirements of any federal, state or local authorities, in the event that any of the

Standard Services are interrupted for five (5) consecutive days or more and provided further that the remedy for such interruption is exclusively within Landlord's direct control, then in such event, Tenant shall be entitled to an equitable abatement of Rent from the date of the interruption until the Standard Services are fully restored to the extent that the Leased Premises are unusable by Tenant for their intended purposes.

      If, at any time during the Lease Term, Kemper Freeman Jr. or his immediate family ("Freeman Family"), and their heirs or beneficiaries, or entities owned or controlled by the Freeman Family, their heirs or beneficiaries, cease to maintain a controlling interest in the Building or the management thereof, then Tenant's right to abatement in the immediately preceding paragraph shall also be triggered if the interruption is caused by Landlord's negligence or willful misconduct, and Tenant may, following the expiration of the above referenced five (5) day period in the paragraph above, and upon prior written notice to Landlord, proceed to remedy the cause of the interruption and Landlord shall pay Tenant all reasonable costs, expenses and disbursements incurred by Tenant in so doing.

      6.3   TELECOMMUNICATIONS SERVICES.

      All telephone and telecommunications services desired by Tenant shall be ordered and utilized by Tenant at its sole cost and expense. Tenant understands and acknowledges the telecommunications switching facilities in the Project may be owned and operated by a third party, and such third party may have the right to charge other telecommunications providers for access to such facilities subject to applicable laws, rules and regulations. Tenant shall separately contract with such third party or another telecommunications provider (a "Provider") to provide telephone and telecommunications services to the Premises. If Tenant desires to utilize the services of a Provider whose equipment is not then servicing the Building, such Provider must obtain the written consent of Landlord (which consent will not be unreasonably withheld, conditioned or delayed) before it will be permitted to install its lines or other equipment within the Building or use existing conduit or riser space within the Building or Project. Landlord's consent to the installation of lines or equipment within the Building by any Provider shall be evidenced by a written agreement between Landlord and the Provider, which contains terms and conditions acceptable to Landlord in its reasonable discretion. Landlord's refusal for any reason whatsoever to consent to any prospective Provider shall not be deemed a default or breach by Landlord of its obligations under this Lease. Landlord makes no warranty or representation to Tenant as to the suitability, capability or financial strength of any Provider whose equipment is presently serving the Building, and Landlord's consent to a Provider whose equipment is not presently serving the Building shall not be deemed to constitute such a representation or warranty. To the extent the service by a Provider is interrupted, curtailed or discontinued for any reason whatsoever, Landlord shall have no obligation or liability in connection therewith unless the interruption is caused by the negligence or intentional misconduct of Landlord, and it shall be the sole obligation of Tenant at its expense to obtain substitute service. The provisions of this paragraph are solely for the benefit of Tenant and Landlord, are not for the benefit of any third party. No telephone or telecommunications provider shall be deemed a third party beneficiary hereof.

      6.4   STANDARD SERVICES.

      As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 10.3 below) and the public and common areas of the Building, (and the Project Common Areas), including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Building as a first-class office building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant's officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant ,so long as damage occasioned by other tenants and their officers, contractors, agents, invitees, licensees or employees, is paid for by such other tenants. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays, and from 8:00 a.m. to noon on Saturdays ("Regular Business Hours"), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service as is customary and anticipated by tenants in a first-class office building (the "Standard Services"). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord (which in no event shall exceed Landlords' actual cost of such services), shall be paid by Tenant in the same manner as provided in Section 4.1 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures (but not for any specialty lighting installed by Tenant), toilet room supplies, window washing at reasonable intervals and customary building janitorial service in the Leased Premises consistent with those services in other first-class office buildings as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Building tenants or is excessive relative to services provided to other tenants in the Building generally, Tenant shall reimburse Landlord upon demand for the additional cost resulting from such services, which shall be paid by Tenant in the same manner as provided for payment in Section 4.1 above. Standard Services shall not include any security services exclusively for Tenant within the Leased Premises. General security services will be provided in a manner consistent with the nature of the Project, and its cost will be allocated as a Building and/or Project Operating Cost. Landlord has not and does not make any representations to Tenant and assumes no responsibility to Tenant that the security services that are provided by Landlord will be effective in preventing any harm, both physical and economic, to Tenant or any of Tenant's employees or invitees. The HVAC system that Landlord shall install in the Building is generally described in Schedule D-1 and, among other things, shall allow temperature adjustments to be made in the Leased Premises on a zone by zone basis on each floor. Tenant shall pay any and all costs required to implement the features of the system by which Tenant may make temporary adjustments on a zone by zone basis on each floor . Any services provided by Landlord under this Section 6.4 shall be applied consistently and in a nondiscriminatory manner.

      6.5   ADDITIONAL SERVICES.

      The Improvement Agreement describes the Base Building standard mechanical and electrical systems. Tenant shall not install lights and equipment in the Leased Premises which exceed the load limits set forth in Tenant's final plans and specifications for Premises Improvements without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed but which may be subject to reasonable conditions. Landlord shall not arbitrarily withhold consent to Tenant's installation of lights and equipment exceeding such loads but may condition its consent on Tenant's payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, notwithstanding anything to the contrary, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant's use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 4 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant's sole cost and expense, monitoring or metering system in the Leased Premises to measure Tenant's use of electricity, heating, ventilation, and air conditioning services. Tenant shall comply with Landlord's instructions for the use of blinds and thermostats in the Building.

      6.6   TENANT ACCESS.

      Subject to the terms and conditions of this Lease, during the Lease Term Landlord shall not take any action to deny Tenant physical access to the Leased Premises, the Building or the Project at any time, and shall at all times provide elevator access to the Leased Premises as well as non-exclusive access to the Building freight elevator and loading dock, provided Tenant's use of and access to such freight elevator and loading dock shall be coordinated with Landlord. To the greatest extent practical without disrupting general Building operations and without cost or expense to Landlord, Landlord shall cause the freight elevator to rest at either the 4th or 5th floors of the Building, Monday through Friday, 9:00 am to 4:00 pm. Subject to the terms and conditions of this Lease and reasonable security, life safety and other limitations appropriate for a first class office building, Landlord shall not adopt or implement any rules, regulations or policies that prevent Tenant from having continuous access to the Leased Premises during the Lease Term.

      6.7   BACK-UP POWER GENERATORS.

      The Base Building Improvements will include provisions for the installation and use of a back-up emergency power generator for life safety systems in the Building. Landlord shall not and does not provide any representations, warranties or other assurances regarding the performance or availability of any back-up power. Subject to Landlord's prior written consent, not to be unreasonably withheld and all applicable statutes, ordinances, governmental rules and regulations, Tenant may install an additional 125 KVA emergency generator, together with any necessary improvements on floor 29 of the Building or elsewhere as Landlord determines practicable, as and where shown on EXHIBIT J, including a fuel supply lines, electrical cables and/or conduits to the Leased Premises and related equipment required to enable the additional generator to operate as designed for its intended purpose (jointly referred to as the "Tenant Generator"). Tenant shall, at Tenant's cost, be responsible for all repair, maintenance, and replacement of the Tenant Generator and shall use contractors reasonably acceptable to Landlord for all such repair, maintenance and replacement of the Tenant Generator, but no Other Charge or fee shall be payable to Landlord for the installation or use of the Tenant Generator. At Landlord's request, Tenant shall provide Landlord with evidence of a reasonably acceptable maintenance contract or program for the Tenant Generator. The Tenant Generator shall be and become the property of Landlord upon installation and the Tenant Generator shall not be removed by Tenant unless so required by Landlord at the expiration or sooner termination of the Lease and Tenant agrees to remove the Tenant Generator and repair any damage caused by the removal, if so requested by Landlord. Tenant shall provide Landlord with evidence that the liability and property damage insurance coverages required to be carried by Tenant under the terms of this Lease include the Tenant Generator and Tenant's operation thereof. Tenant shall be entitled to use and operate the Tenant Generator for emergency purposes only and shall schedule all testing with Landlord in advance.

      6.8   TENANT'S SUPPLEMENTAL HVAC SYSTEM.

      Subject to Landlord's prior written consent, not to be unreasonably withheld and all applicable statutes, ordinances, governmental rules and regulations, Tenant may install a supplemental HVAC system, including the ducts required to serve the Leased Premises and the related equipment (the "Tenant HVAC System"). Tenant shall, at Tenant's cost, be responsible for the design, acquisition and installation costs and all repair, maintenance, and replacement costs for the Tenant HVAC System and shall use only contractors reasonably acceptable to Landlord for all such installation, repair, maintenance and replacement work on the Tenant HVAC System. At Landlord's request, Tenant shall provide Landlord with evidence of a reasonably acceptable maintenance contract or program for the Tenant HVAC System. The Tenant HVAC System shall be and become the property of Landlord upon installation and the Tenant HVAC System shall not be removed by Tenant unless so required by Landlord at the expiration or sooner termination of the Lease and Tenant agrees to remove the Tenant HVAC System, and repair any damage caused by the removal, if so requested by Landlord. Tenant shall provide Landlord with evidence that the liability and property damage insurance coverages required to be carried by Tenant under the terms of this Lease include the Tenant HVAC System and Tenant's operation thereof.

7.    PERSONAL PROPERTY TAXES.

      Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed during the Lease Term upon Tenant's equipment, furniture, inventory, and any other personal property located in the Leased Premises. If any or all of Tenant's equipment, furniture, inventory and other personal property are assessed and taxed with the real property, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's property.

8.    LICENSES, FEES AND TAXES.

      Tenant shall be liable for, and shall pay throughout the Lease Term, all license and excise fees and occupation taxes covering the business conducted on the Leased Premises. If any governmental authority under any present or future law effective at any time during the Lease Term hereof shall in any manner levy a tax on rents payable under this Lease or rents accruing from use of the Leased Premises or a tax in any form against Landlord because of or measured by income derived from the leasing or rental of such property, such tax shall be paid by Tenant, either directly or through Landlord, and upon any default by Tenant hereunder, Landlord shall have the same remedies as for failure to pay rent. It is understood and agreed, however, that Tenant shall not be liable to pay any net income tax or inheritance tax imposed on Landlord.

9.    IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

      9.1   PREMISES IMPROVEMENTS.

      Prior to the Commencement Date, the Leased Premises are to be improved by Landlord (the "Premises Improvements") in accordance with the Improvement Agreement attached hereto as EXHIBIT D (the "Improvement Agreement"). Prior to delivering possession of the Leased Premises to Tenant, the Project Architect shall certify that the Premises Improvements are substantially complete as defined and provided for in the Improvement Agreement. Pursuant to the Improvement Agreement and notwithstanding anything herein to the contrary, Landlord reserves the right to modify the final design of the Building as may be necessary to comply with any governmental rule, regulation or order or, subject to the provisions of Section 2.1 above and Section 2.3 above, otherwise as may be considered necessary or appropriate by Landlord, provided the modifications do not materially and adversely change the size or configuration of the Building or have a material adverse impact on Tenant's proposed use of the Leased Premises. Also pursuant to the Improvement Agreement and notwithstanding anything herein to the contrary, Landlord reserves the right to modify the final design of the Leased Premises as may be necessary to comply with any governmental rule, regulation or order or otherwise as may be considered necessary or appropriate by Landlord, provided the modifications do not materially and adversely change the location of the Leased Premises from that shown on EXHIBIT C, or materially and adversely change the size or configuration of the Leased Premises or have a material and adverse impact on Tenant's proposed use of the Leased Premises. The existence of repairs or defects of a nature commonly found on a

"punchlist," as such term is used in the construction industry, after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant's obligation to pay rent or give rise to a damage claim against Landlord. Landlord represents that when completed the Premises Improvements will be in good condition and repair; provided, however, Tenant's occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises are in good condition and repair and that Landlord has caused the Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered to Tenant pursuant to the Improvement Agreement. All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. If any lender holding a security interest in the Office Condominium should foreclose or receive a deed in lieu of foreclosure prior to completion of the Premises Improvements, then notwithstanding anything in this Lease or any other agreement to the contrary the person acquiring the Office Condominium at the foreclosure sale or by deed in lieu of foreclosure shall have no obligation to construct, install or pay for any improvements whatsoever, including without limitation the Building and Premises Improvements.

      9.2   ALTERATIONS BY TENANT.

      (a) Except as otherwise provided in Subsection (b) below, after completion of the Premises Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on or to the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, but which may be subject to such reasonable conditions as Landlord may deem appropriate in the exercise of its reasonable discretion. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant's sole cost and expense. Tenant shall notify Landlord prior to the commencement of any such work of the contractors Tenant desires to perform the work. Landlord shall have the right to approve or disapprove in advance all contractors to be retained by Tenant for such work. Upon completion of such work, Landlord shall promptly be provided with complete "as built" drawings and specifications for all alterations and additions made by Tenant. Tenant shall secure any and all governmental permits, approvals or authorizations required in connection with any such work. All alterations, additions and improvements (expressly including without limitation all light fixtures and floor coverings but expressly excluding any inventory, furniture and other personal property which does not become a part of the Leased Premises) unless disclaimed by Landlord shall immediately become the property of Landlord without any obligation to pay therefor. Upon the expiration or sooner termination of the term hereof, Tenant shall, upon written demand by Landlord and, at Tenant's sole cost and expense, forthwith remove any alterations, additions or improvements made by Tenant designated by Landlord to be removed, and Tenant shall forthwith at its sole cost and expense repair any damage to the Leased Premises caused by such removal. Tenant's obligations hereunder shall survive the expiration or any earlier termination of this Lease.

      (b) As long as Tenant provides at least ten (10) days' prior notice thereof, Landlord's consent shall not be required for the following alterations, additions or improvements to the Leased Premises: (a) alterations, additions or improvements that cost no more than $200,000 in any consecutive twelve (12) month period, that do not involve or affect any of the structural elements or building systems of the Leased Premises of Building, are not visible from the exterior of the Leased Premises of any of the Common Areas, do not interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building and are otherwise appropriate for a first class office building and provided Tenant agrees to remove the alterations, additions or improvements at the end of the Lease Term if so requested by Landlord and (b) alterations, addition or improvements made as part of Floors 4, 5 and 6, provided such alterations, additions or improvements do not involve or affect any of the structural elements or building systems of the Leased Premises or Building, are not visible from the exterior of the Leased Premises of any of the Common Areas, do not interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building and provided Tenant agrees to remove such alterations, additions or improvements at the end of the Lease Term if so requested by Landlord.

      9.3   DISABILITY LAWS.

      Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises (including, but not limited to, Tenant's work on the Premises Improvements), Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility ("Disability Law"), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant's plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirectly, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including reasonable attorneys' fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord's judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

10.   MAINTENANCE AND REPAIRS.

      10.1  MAINTENANCE AND REPAIR BY TENANT.

      All repairs to the Leased Premises or to any of the improvements, installations or facilities therein or otherwise related to the Leased Premises, other than those repairs required to be made by Landlord pursuant to Section
10.3 below or Section 18 below, shall be made by Tenant at its sole cost and expense. Tenant shall reimburse Landlord for the cost of repairing all damage done to the Building, the Premises or the Common Areas occasioned by any act or omission of Tenant or Tenant's officers, contractors, agents, invitees, licensees or employees. Without limiting the generality of the foregoing, Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including the exterior doors and entrances, all windows and moldings and trim of all doors and windows), all partitions, door surfaces, fixtures, equipment and appurtenances thereof (including lighting, heating and plumbing fixtures and systems serving the Leased Premises) and any special equipment installed in the Leased Premises specifically for Tenant, including without limitation any telecommunication equipment, security equipment, computer equipment, kitchen equipment in good order, condition and repair, damage by unavoidable casualty excepted (but not excluding damage from burglary or attempted burglary of the Leased Premises). Also without limiting the generalities of the foregoing, Tenant shall: (i) keep the glass of all windows, doors, and showcases clean and presentable; (ii) replace immediately all broken glass in the Leased Premises; (iii) make any necessary repairs to, or replacements of, all door closure apparatuses and mechanisms; (iv) keep all plumbing within the walls of the Leased Premises or otherwise serving the Leased Premises clean and in a good state of repair including pipes, drains, toilets, and basins; and (v) keep all utilities within or otherwise exclusively serving the Leased Premises in a good state of repair. Any and all damage to the Leased Premises (including but not limited to the Premises Improvements), the Building or Project caused by Tenant, or by any employee, agent, contractor, assignee, subtenant or invitee of Tenant shall be promptly reported to Landlord.

      10.2  FAILURE TO MAINTAIN OR REPAIR.

      If, after fifteen (15) days' prior written notice (except in emergencies or cases of urgent necessity (when such repairs shall be commenced immediately), and such longer time as is reasonably required to adequately remedy the problem provided the remedy has begun and Tenant is diligently prosecuting the same to completion), Tenant fails to keep and preserve the Leased Premises as set forth in Section 10.1 above, Landlord may, at its option, put or cause the same to be put in the appropriate condition and state of repair, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter and inspect the Leased

Premises and may enter for the purpose of making such repairs upon the failure of Tenant to do so.

      10.3  REPAIRS BY LANDLORD.

      Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air-conditioning and similar equipment) and the structural components of the Building in a good state of repair, and shall accomplish such repairs as may be needed within fifteen (15) days after receipt of written notice from Tenant (except in emergencies or cases of urgent necessity (when such repairs shall be commenced immediately) and such longer time as is reasonably required to adequately remedy the problem provided the remedy has begun and Landlord is diligently prosecuting the same to completion). Notwithstanding anything herein to the contrary, Landlord shall have no obligation to repair any latent defects (i) capable of detection in the ordinary course of Tenant's business and first detected more than one (1) year after the Commencement Date or (ii) that have no material adverse effect on Tenant's ability to conduct business in or gain access to the Premises. Nothing herein shall diminish Tenant's obligation to maintain and repair any special equipment installed in the Leased Premises or Building specifically for Tenant, including without limitation any telecommunication equipment, security equipment, computer equipment, kitchen equipment, any Tenant HVAC System or any Tenant Generator. If repairs are required by reason of Tenant's acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 15 or 18 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of the Project, or of any other third parties.

      10.4  HVAC MAINTENANCE AND REPAIR BY LANDLORD.

      Landlord shall provide periodic maintenance, service, and repair for HVAC systems serving the Leased Premises (excluding any Tenant HVAC System) and Common Areas and Facilities of the Building. This shall include periodic filter changes; refrigerant refills; routine inspections; replacement or repair of belts, bearings, compressor and fan motors, dryer units, sight glasses, shives, cooling systems, condenser and evaporator coils, thermostats, and relay connections. The cost of such maintenance, service and repairs shall be included in the Other Charges described in Section 4.2 above.

      10.5  NON-COMPLIANCE.

      If any portion of the Leased Premises is in violation of any laws pertaining to the construction of the Building or Leased Premises, and such violation is not a result of Tenant's use , then to the extent such violation materially and adversely interferes with Tenant's ability to conduct its business in the Leased Premises or subjects Tenant to any fine or penalty under any building code, Landlord shall, within thirty (30) days following written notice thereof from Tenant (except in emergencies or cases of urgent necessity, and such longer time as is reasonably required to adequately remedy the problem provided the remedy has begun and Landlord is diligently prosecuting the same to completion), correct such condition with reasonable diligence. To the extent such violation existed prior to the Commencement Date, no portion of such cost shall be charged back to Tenant as an Operating Cost. To the extent such violation comes into being as a result of laws promulgated subsequent to the Commencement Date, the cost of correcting the violation shall be deemed to be an Operating Cost.

11.   LIENS AND ENCUMBRANCES.

      No work performed by, through, under or for Tenant pursuant to this Lease shall be deemed to be for the immediate use or benefit of Landlord to the end that no mechanic's or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve or alter the Leased Premises. Tenant shall keep the Leased Premises, the Building and the Real Property free and clear of all liens and encumbrances arising out of any work performed for, materials furnished or obligations incurred by or on behalf of Tenant, and Tenant shall indemnify and hold Landlord harmless from all costs, liabilities and expenses (including reasonable attorneys' fees) arising therefrom. Prior to commencing any work on the Leased Premises, Tenant shall provide to Landlord, at Tenant's sole expense, separate payment and performance bonds in an amount equal to either (i) the actual contract price or (ii) one and one-half (1-1/2) times the estimated cost of any improvements, additions, or alterations which Tenant desires to make within the Leased Premises. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any liability for mechanics', materialmen's, or other construction liens and the completion of any such work. If any lien is filed against the Leased Premises, the Building or the Real Property by any person claiming by, through or under Tenant, Tenant, at Tenant's sole cost and expense, shall immediately discharge the same or furnish to Landlord a bond in form and amount and issued by a surety satisfactory to Landlord, indemnifying Landlord against all liability, costs and expenses, including but not limited to reasonable attorneys' fees, which Landlord may incur, directly or indirectly, as a result thereof and Landlord's reasonable administrative costs and expenses. If Tenant shall fail to cause such lien forthwith to be discharged of record or bonded, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including reasonable attorneys' fees incurred by Landlord in defending against such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

12.   ASSIGNMENT, SUBLEASING AND OTHER TRANSFERS.

      12.1  TRANSFERS GENERALLY.

      Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise (each of the foregoing being a "Transfer"), without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any such Transfer or transaction undertaken without Landlord's prior written consent shall be null and void. In determining whether to grant consent to a proposed Transfer, Landlord may reasonably consider any relevant factor, including but not limited to the experience and business reputation of the proposed assignee, sublessee, or transferee in operating its business; whether the use of the Leased Premises following the Transfer is similar to that of Tenant, or otherwise reasonably satisfactory to Landlord and appropriate for a first-class high rise office building in the Bellevue Central Business District; whether the other party to the proposed Transfer is a person with whom Landlord is presently negotiating for a lease of space in the Building or in any other building owned by an Affiliate of Landlord; whether the other party to the proposed Transfer is a governmental agency or any party by whom any suit or action could be defended on the ground of sovereign immunity; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee, sublessee, or transferee has a net worth, and financial strength and credit record, satisfactory to Landlord (provided that if the financial condition of the proposed assignee, sublessee, or transferee is at least equal to the net worth of Tenant or Guarantor (whichever is greater) at the time of this Lease it shall be satisfactory to Landlord); whether use of the Leased Premises by the proposed assignee, sublessee, or transferee will not violate or create any potential violation of any laws; whether the type and quality of the business to be operated or likely to be operated by the proposed assignee, sublessee, or transferee is consistent with the image of a first-class office building and whether it would be considered inappropriate for such an office building (provided that Tenant's use is deemed to be an appropriate use and business); and whether Landlord's consent might result in a breach of any other lease or agreement to which Landlord is a party. No Transfer shall relieve Tenant or Guarantor of any liability under this Lease or Guarantee of Lease. A Transfer includes, without limitation (and the following shall be deemed to be deemed a "Transfer"): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any sublease, assignment or transfer which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and
(v) a change in control in any partnership tenant; provided, however, the foregoing shall not be considered Transfers requiring

Landlord's consent so long as Tenant or Guarantor is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of the voting stock of Tenant or Guarantor is owned by another entity, the voting stock of which is so listed. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such Transfer shall not operate as a waiver of the necessity for consent to any subsequent Transfer. If Landlord's consent is requested for a Transfer, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment, sublease or transfer, and enter into the relationship of Landlord and Tenant with the proposed assignee, subtenant, or transferee based on the rent (and/or other compensation) and term agreed to by such assignee, subtenant or transferee and otherwise upon the terms and conditions of this Lease. In connection with any proposed Transfer, Tenant shall promptly provide Landlord with fully executed copies of all documents and instruments related to the proposed Transfer.

      Notwithstanding the foregoing, Landlord's prior consent to a Transfer to an Affiliate of Eddie Bauer, Inc. shall not be required provided: (i) the Transfer shall only be effective as long as the Affiliate receiving the Transfer is and at all times during the Lease Term remains an Affiliate of Eddie Bauer, Inc.; (ii) neither Tenant nor Guarantor is released or relieved of any liability or obligations under this Lease or the Guarantee of Lease, or both, and each expressly reaffirms the foregoing to Landlord in writing; (iii) Tenant is not in default under or in breach of this Lease; and (iv) Tenant notified Landlord in writing of the Transfer to an Affiliate at least ten (10) days prior to the Transfer.

      12.2  ASSIGNEE OBLIGATIONS.

      As a condition to Landlord's consent, any potential assignee or transferee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Base Rent, Other Charges, additional rent, and the performance of all terms, covenants and conditions of this Lease.

      12.3  SUBLESSEE OBLIGATIONS.

      As a condition to Landlord's consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Base Rent, Other Charges, additional rent, and the performance of all terms, covenants, and conditions of this Lease.

      12.4  CONDITIONAL CONSENTS.

      Any consent by Landlord to any Transfer may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.

      12.5  ATTORNEYS' FEES AND COSTS.

      Tenant and any assignee, sublessee or transferee shall reimburse Landlord for Landlord's reasonable attorneys' fees and costs incurred in conjunction with the processing and documentation of any such requested Transfer.

      12.6  NO DAMAGES.

      Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer, and Tenant's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Section 12 shall, at Landlord's option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

      12.7  EXCESS RENT.

      Tenant shall pay Landlord all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Leased Premises and Term covered by the Transfer. Tenant shall pay Landlord such amounts within 30 days after Tenant's receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord's attorneys' fee and costs), including brokerage fees, legal fees and construction costs.

      12.8  TENANT'S VENDORS.

      Tenant may, from time to time, provide working areas within the Leased Premises to vendors providing services exclusively to Tenant consistent with the way in which such vendors currently provide such services to Tenant, without Landlord's prior consent.

13.   COMMON AREAS AND FACILITIES.

      13.1  GENERALLY.

      The term "Common Areas and Facilities" refers to all on- and off-site areas and related facilities which are made available or used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in the Building, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, the "Building Common Areas" and the "Project

Common Areas." The term "Building Common Areas" refers to all entrances, lobbies, elevators, stairs, corridors, restrooms and other public areas of the Building designated by Landlord. The term "Project Common Areas" refers to those areas of the Project made available for the general use, convenience and benefit of Project tenants, occupants and residents, their respective licensees, invitees, customers and employees, pursuant to the Project Documents and any other persons authorized to use them. The Project Common Areas shall include, without limitation, but subject to, and to the extent designated by the Project Documents, exterior sidewalks, landscape and plaza areas, service entrances, truck ramps, refuse collection and recycling areas, loading and delivery areas, exterior pedestrian walkways, emergency exit corridors, exterior stairs, and similar areas. The term "Common Areas and Facilities" also refers to all on- and off-site areas and related facilities which may not be accessible to Tenant and other persons entitled to occupy space in the Building, but which are used in conjunction with the operation, management, repair or maintenance of the Building including, but not limited to, janitorial closets, and on-site and off-site management offices and maintenance areas.

      13.2  CONTROL AND MAINTENANCE OF COMMON AREAS BY LANDLORD.

      Landlord or its affiliates shall at all times have the exclusive control and management of the Common Areas and Facilities. Landlord or its affiliates shall keep or cause to be kept the Common Areas and Facilities in a neat, clean, and orderly condition, properly lighted and landscaped, and shall repair any damage thereto. With respect to the Common Areas and Facilities, Landlord shall have the right from time to time to, without limitation, employ personnel; establish, modify and enforce reasonable rules and regulations governing the use thereof; construct, maintain and operate lighting facilities; police the Common Areas and Facilities; change the number, area, level, location and arrangement of parking structures and other areas and facilities; restrict parking by Tenant, Tenant's officers, agents, licensees, and employees to employee parking areas, if any; restrict parking by Tenant or Tenant's contractors, subcontractors and suppliers; enforce parking charges (by operation of meters or otherwise); close all or any portion of the Common Areas and Facilities to such extent as may, in the opinion of Landlord's counsel, be appropriate to prevent a dedication thereof or the accrual of any interest therein by any person or the public; close temporarily all or any portion of the parking areas or facilities; discourage non-customer parking; permit portions of the Common Areas and Facilities to be used exclusively by specified occupants of the Building; place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas and Facilities; and to do and perform such other acts in and to the Common Areas and Facilities of the Building as, in the use of reasonable business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants of the Building, their employees, invitees and customers.

      13.3  LICENSE.

      Notwithstanding anything herein to the contrary, all Common Areas and Facilities which Tenant may be permitted to use and occupy shall be used and occupied under a revocable license. If the amount of such areas or facilities is diminished, such diminution shall not be deemed a constructive or actual eviction of Tenant and Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent.

      13.4  RULES AND REGULATIONS.

      Tenant shall comply and cause Tenant's employees, agents, contractors and licensees to comply with the reasonable and nondiscriminatory rules and regulations that Landlord may from time to time promulgate and/or modify regarding use and operation of the Common Areas and Facilities and the Leased Premises. A copy of the rules and regulations in effect as of the date of this Lease is attached hereto as EXHIBIT H. The parties recognize and acknowledge that, as circumstances and conditions at the Building or the Project change over time during the Lease Term, Landlord may determine, in its sole and complete discretion, that it is necessary or appropriate to modify the rules and regulations, provided such amendment does not materially interfere with Tenant's Permitted Use of the Leased Premises. Accordingly, the rules and regulations may be modified by Landlord from time to time hereafter and, when so modified, shall become binding upon the parties hereto without further amendment of this Lease, upon delivery of a copy thereof to Tenant. Landlord agrees not to adopt or amend rules or regulations that are contrary to this Lease and do not also apply any other tenants in the Building who may be similarly situated, if any. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in the Building or the Project.

      13.5  TENANT PERSONNEL PARKING.

      Landlord shall offer, or cause its Affiliates to offer, to Tenant the right to purchase at least four hundred (400) non-assignable permits ("Parking Permits") that will permit Tenant's employees to park their personal vehicles in unassigned spaces in either the parking garage included as part of the Project (the "Lincoln Square Garage") or in the parking garage serving Bellevue Place (the "Bellevue Place Garage"). The Parking Permits shall be allocated two to one between the Lincoln Square Garage and the Bellevue Place Garage respectively. For the first five (5) Lease Years of the Lease Term, the Parking Permits may be purchased by Tenant for a monthly fee of One Hundred Twenty-five Dollars ($125.00), inclusive of all applicable taxes, for Parking Permits in the Lincoln Square Garage and a monthly fee of One Hundred Dollars ($100.00), inclusive of all applicable taxes, for Parking Permits in the Bellevue Place Garage. After the fifth (5th) Lease Year, the cost of the Parking Permits will be the then prevailing rate for such permits as charged by the garage operator(s) for the Lincoln Square and Bellevue Place Garages. Landlord will have the right to make reasonable allocations of Parking Permits as between the Lincoln Square Garage and the Bellevue Place Garage. Landlord at all times shall have the right to designate the particular parking areas in the Lincoln Square Garage and the Bellevue Place Garage to be used by Tenant's employees, contractors, subcontractors, suppliers, and agents of Tenant (collectively, "Tenant's Personnel") and any such designation may be changed from time to time. Tenant's Personnel shall park their cars only in those portions of the Lincoln Square Garage and the Bellevue Place Garage designated for that purpose by Landlord. It is understood and agreed that Landlord does not assume any responsibility whatsoever for any damage or loss to any vehicles parked in either the Lincoln Square or Bellevue Place Garages or to an personal property located therein, or for any injury sustained by any person in or about the Lincoln Square and Bellevue Place Garages. Other than with respect to the Parking Permits and the employees of Tenant holding Parking Permits, Tenant acknowledges that Landlord shall not be required to provide parking areas for Tenant's Personnel and further acknowledges that Tenant's Personnel may be required to park off-site. Tenant shall furnish Landlord with its and its employees' state vehicle license plate numbers within fifteen (15) days after the Commencement Date, and Tenant shall thereafter notify Landlord of any additions to or changes in such license numbers within five (5) days after such addition or change occurs. All amounts due under the provisions of this Section shall be payable by Tenant within ten (10) days after demand therefor. Tenant shall notify all of Tenant's Personnel in writing of the provisions of this Section.

      13.6  ROOFTOP DISHES.

      Tenant, at its sole cost and expense, shall have the non-exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, maintain, and from time to time replace up to three (3) satellite dishes of less than 1 meter in diameter (each, a "Dish") on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall obtain Landlord's prior approval of the proposed plans and specifications for each Dish and any related cabling including, without limitation, the size, weight and location of each Dish and method for fastening the Dish to the roof, which approval may be withheld in Landlord's reasonable discretion. Tenant's installation and/or replacement of each Dish shall comply strictly with all governmental laws, rules and regulations and the conditions of any bond or warranty maintained by Landlord on the roof. Tenant's use of the Dishes shall be solely for its internal use, and Tenant shall not grant any right to use of the Dish to any other party (including, without limitation, any subtenant or assignee). Tenant, at Tenant's sole cost and expense, shall obtain any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Landlord may supervise or perform any roof penetration related to the installation of a Dish, and Landlord may charge the cost thereof to Tenant. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant further agrees to label each cable or wire placed by Tenant in the telecommunications pathways of the Building, with identification information as required by Landlord. Tenant shall repair any damage to the Building caused by Tenant's installation, maintenance, replacement, use or removal of a Dish. Each Dish shall remain the property of Tenant, and Tenant may remove all Dishes at its cost at any time during the Lease Term. Tenant shall remove each Dish and any associated cabling at Tenant's cost and expense upon the expiration or termination of this Lease and restore the roof to the condition it was in prior to the installation. Tenant agrees that the Dishes, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of communications (including, without limitation, other satellite dishes) or computer devices by Landlord or by other tenants or occupants of the

Building or Project. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall correct the same within twenty-four (24) hours of receipt of such notice. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of a Dish, it being assumed that Tenant has or will satisfied itself thereof. Tenant's rights hereunder shall be exercised, if at all, during the initial five year Lease Term. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including reasonable attorneys' fees, incurred by or asserted against Landlord arising out of Tenant's installation, maintenance, replacement, use or removal of the Dishes.

14.   INDEMNITY AND INSURANCE.

      14.1  INDEMNIFICATION.

            (a) Generally. Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises, the Building or the Project except and to the extent that such injury is caused by Landlord's negligence. Except to the extent an injury to any person is caused by Landlord's negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including reasonable attorneys' fees) arising, claimed, charged or incurred against or suffered, directly or indirectly, by Landlord from any matter or thing arising from Tenant's use of the Leased Premises or the Common Areas and Facilities, the conduct of its business or from any activity, work or other things done or permitted by Tenant in or about the Leased Premises or the Common Areas and Facilities, and Tenant shall further defend, indemnify and hold Landlord harmless from and against any and all claims arising, directly or indirectly, from any breach or default in the performance of any obligation of or to be performed by Tenant under the terms of this Lease, or arising from any act or omission of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, reasonable attorneys' fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by legal counsel reasonably satisfactory to Landlord.

            (b) Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities. Notwithstanding Section 14.1(a) above, in the event of the concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises , the Building or the Project, Tenant's obligation to indemnify Landlord as set forth in this Section 14.1 shall be limited to the extent of Tenant's negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant's proportional share of costs, and reasonable attorneys' fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

            (c) Waiver of Workers' Compensation Immunity. The indemnification obligations contained in this Lease shall not be limited by any workers' compensation, benefits or disability laws, and Tenant hereby waives any immunity that Tenant may have under the Industrial Insurance Act, Title 51 RCW and similar workers' compensation, benefit or disability laws.

      14.2  INSURANCE.

            (a) Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term a policy of commercial general liability insurance insuring Tenant's activities with respect to the Leased Premises and the Building against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For such policies with a general aggregate limit, such aggregate limit shall be not less than Five Million Dollars ($5,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant, which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord's reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best's Insurance Guide. The insurance policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and noncontributing with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance. Landlord, and any other parties in interest designated by Landlord, shall be named as an additional insured. The insurance policy shall contain a provision that the insurer will not cancel, materially change or fail to renew the coverage provided by such policy without first giving Landlord forty-five (45) days' prior written notice. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.

            (b) Service of Alcoholic Beverages. If Tenant serves, distributes or sells any alcoholic beverages, the insurance to be carried by Tenant pursuant to
Section 14.2(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 14.1 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so-called dram shop liability insurance;
(ii) host liquor liability insurance; (iii) liquor legal liability insurance; or
(iv) insurance otherwise related to the sale, gift, distribution or use of alcoholic beverages.

            (c) Property Insurance. In addition to the insurance required by Sections 14.2(a) and 14.2(b), Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term property insurance covering Tenant's supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to one hundred percent (100%) of the replacement cost thereof. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty-five (45) days' prior written notice to Landlord and only after ten (10) days' prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.

            (d) Failure to Maintain. If Tenant fails or refuses to maintain any insurance required by this Section 14, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 14 shall constitute a material breach of this Lease.

            (e) Increase in Insurance Premium. Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord's insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant's use or occupancy of the Leased Premises, whether or not Landlord has consented thereto if according to Landlord's insurance carrier the increase in the premium is attributable to the Tenant's conduct. In the event of such increased insurance premiums to Landlord, Tenant may communicate directly with Landlord's insurance carrier or broker concerning the increase and attempt to get it reduced, and also shall pay to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its reasonable protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant's use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor. The activities conducted by Tenant in its headquarters building in Redmond, Washington, at the time this Lease is signed are not expected to cause an increase in Landlord's insurance premiums for the Building ("Tenant's Existing Activities"). Landlord's insurance broker has inspected Tenant's operations at its Redmond headquarters building and reviewed such uses with the insurance carriers and has had no indication that such use would result in a higher than customary insurance premium for the Building. If Landlord receives notice that Tenant's activities on the Leased Premises will substantially increase Landlord's insurance premiums for the Building, Landlord shall notify Tenant in writing of such impending increase and Tenant shall thereafter either
(i) cease such activities giving rise to such increase, or (ii) pay the increased premiums resulting therefrom as additional rent. So long as Tenant pays any increased premiums pursuant to the immediately preceding sentence, Tenant may, at its sole cost and expense, inquire as to the reasons for the increased premiums.

            (f) Project and Building Related Insurance. The Association, as defined in the Master Declaration, is obligated under the Master Declaration to obtain and maintain the insurance coverages described in Section 5 of the Master Declaration. Upon Tenant's request at reasonable intervals, Landlord shall direct the Association to make available to Tenant a schedule of the Association's insurance, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the Persons insured, the amounts of coverage, the expiration date or dates of such policies and the risks covered thereby.

      14.3  MUTUAL RELEASE AND WAIVER OF SUBROGATION.

      Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided, that this Section 14.3 shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Base Rent, Other Charges and additional rent payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of the Building or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

      14.4  ACTS OF OTHERS.

      Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of third parties or persons occupying space adjoining the Leased Premises or any part of the Leased Premises or any other part of the Building or the Project. In addition, Landlord shall not be responsible or liable to Tenant for any loss or damage resulting to Tenant, or those claiming by, through or under Tenant, or any of its property, from fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of the Building or the Project, or of any other third parties.

      14.5  PROVISIONS SPECIFICALLY NEGOTIATED.

      LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS SECTION 14 (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS' COMPENSATION BENEFITS AND LAWS) WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

15.   EMINENT DOMAIN.

      15.1  TOTAL TAKING.

      If all the Leased Premises are taken by eminent domain, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Base Rent, additional rent and Other Charges due hereunder shall be paid to that date. The term "eminent domain" shall include the taking or damaging of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.

      15.2  PARTIAL TAKING.

      If more than fifteen percent (15%) of the Rentable Square Feet in the Leased Premises is taken or appropriated by eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the parking areas or other common areas of the Building are taken or appropriated by eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty
(60) days of the date of such taking. If this Lease is so terminated, all Base Rent, additional rent, and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or common areas is taken by eminent domain and this Lease is not terminated, Landlord, at its expense, shall restore, to the extent reasonably prudent, the remainder of the Leased Premises and common areas to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with all reasonable dispatch to restore its furniture, furnishings, floor covering, equipment and alterations or improvements installed by Tenant to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises taken, the Base Rent payable hereunder shall be reduced in the same proportion that the Rentable Square Feet taken bears to the total Rentable Square Feet in the Leased Premises prior to taking.

      15.3  DAMAGES.

      Landlord reserves all rights to the entire damage award or payment for any taking by eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquire to such damages and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. However, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant's merchandise, furniture and equipment or for damage to Tenant's business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord's damages.

16.   TENANT'S DEFAULT.

      16.1  DEFAULT.

      The occurrence of any one or more of the following shall constitute a default and breach of this Lease by Tenant:

            (a) Failure to Pay Rent. Tenant's failure to make any payment of Base Rent, Other Charges, or any other payment required to be made by Tenant hereunder, as and when due. Tenant shall cure any default under this Section 16.1(b) within five
(5) days after written notice thereof by Landlord to Tenant.

            (b) Failure to Perform. Tenant's failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than as described in Sections 16.1(a) and (b) above). Tenant shall cure any default under this Section 16.1(c) within ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than ten (10) days are reasonably required for its cure, then Tenant shall commence such cure as soon as reasonably possible, but in any event within said ten (10) day period, and thereafter Tenant shall diligently prosecute such cure to completion.

            (c) Creditor Assignment, Bankruptcy, Receivership. The making by Tenant or a Guarantor, if any, of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant or a Guarantor, if any, of a petition to have Tenant or Guarantor adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or a Guarantor, the same is dismissed within ninety (90) days of filing or later as required so long as Tenant is performing all of its obligations under this Lease); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant's assets located at the Leased Premises or of Tenant's interest in this Lease or of substantially all of the assets of a Guarantor, where such seizure is not discharged in sixty (60) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.

            (d) Repeated Defaults. Tenant's failure to perform or observe any of Tenant's obligations under the Lease after Tenant has been notified by Landlord on at least (2) prior occasions within the last twenty-four (24) month period that Tenant has failed to perform or observe any of Tenant's obligations under the Lease at least twice previously (despite the fact Tenant may have cured any such previous failures after notice from Landlord and within the notice period).

      16.2  REMEDIES IN DEFAULT.

      In the event of any such default or breach by Tenant, Landlord may at any time after any applicable cure period, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:

            (a) Terminate the Lease. Terminate Tenant's right to possession of the Leased Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all past due Base Rent, additional rent and Other Charges; the expenses of reletting the Leased Premises, including necessary repair, renovation and alteration of the Leased Premises; reasonable attorneys' fees; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Base Rent, additional rent and Other Charges called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the "worth at the time of award" shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and that portion of any leasing commission paid by Landlord and applicable to the unexpired Lease Term of this Lease; or,

            (b) Continue the Lease. Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has vacated or abandoned the Leased Premises. In such event Landlord shall be entitled to enforce all Landlord's rights and remedies under this Lease, including the right to recover the Base Rent, additional rent, Other Charges, damages from Tenant's default or breach, and any other payments as they may become due hereunder, and to specifically enforce Tenant's obligations hereunder and obtain injunctive relief from further defaults and breaches; or,

            (c) Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.

      16.3  LEGAL EXPENSES.

      Tenant will pay on demand, as additional rent, the amount of all costs and expenses (including without limitation reasonable attorneys' fees, expert fees and other costs of review, prosecution or defense, and including the reasonable allocated cost of any in-house counsel and other professionals) incurred by Landlord in any investigation, prelitigation review, or proceeding relating in any way to this Lease, including without limitation any such costs or expenses incurred in connection with (a) collection of any amounts due under this Lease, with or without commencement of a legal proceeding or action; (b) evaluation or pursuit of claims of Landlord relating in any way to this Lease, with or without commencement of a legal proceeding or action; (c) defense of any rights of Landlord under or relating to this Lease, or challenges or claims of Tenant or any other person to any of such rights, with or without commencement of a legal proceeding or action; (d) Landlord's attempt to remove Tenant from the Premises, with or without commencement of a legal proceeding or action; (e) any bankruptcy case of Tenant or any other debtor (whether the general bankruptcy case or any adversary proceeding or contested matter within such case) or other nonbankruptcy legal action or proceeding in which Landlord's rights under this Lease are in issue, directly or indirectly, whether specifically relating to this Lease or as a general creditor therein; (f) any attempt to obtain relief from stay or from other injunctive provisions in order to enforce Landlord's rights under this Lease; (g) the actual or potential rejection or assumption of the Lease in any bankruptcy case or other insolvency proceeding; (h) the actual or potential assignment of the Lease to any other person, whether or not through a bankruptcy case or other proceeding; (i) any appeals commenced by any party from any of the foregoing proceedings, contested matters or adversary proceedings; and (j) settlement, amendment, restructuring, renegotiation, or comparable activities relating to the parties' rights and obligations under the Lease.

      16.4  BANKRUPTCY.

            (a) Assumption of Lease. If Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code ("Code") or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:

                  (1) Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with "Adequate Assurance" (as defined below) that (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord's reasonable costs, expenses, accrued interest, and reasonable attorneys' fees incurred as a result of the default or breach; (B) within twenty
(20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.

                  (2) For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, "Adequate Assurance" shall mean (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months' Base Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant's future performance under the Lease.

            (b) Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant's interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Base Rent and Other Charges, and the use of the Leased Premises by the proposed assignee shall be only as permitted in Section 1.1 above; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.

            (c) Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows:
(1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Base Rent, additional rent and Other Charges payable hereunder, which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days' prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

      16.5  REMEDIES CUMULATIVE - WAIVER.

      Landlord's remedies hereunder are cumulative, and Landlord's exercise of any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any event authorizing the termination or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to terminate or forfeit this Lease, upon the written notice provided for herein, at any time that cause for termination or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

17.   DEFAULT BY LANDLORD.

      Landlord shall not be in breach or default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such time be less than thirty (30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust covering the Leased Premises whose name and address shall have theretofore been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation. Notwithstanding the foregoing, if the nature of Landlord's obligation is such that more than thirty
(30) days are required for performance, then Landlord shall not be in breach or default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease until said thirty (30) days have elapsed, except as otherwise provided herein. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's breach or default, and Tenant's remedies shall be limited to an award of monetary damages.

18.   RECONSTRUCTION.

      18.1  INSURED LOSS.

      Subject to Section 18.2 below, if the Leased Premises are damaged by perils covered by Landlord's insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of the Base Rent and Other Charges from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Base Rent and Other Charges shall abate only to the extent Landlord receives proceeds from Landlord's rental income insurance policy to compensate Landlord for the loss of such rent and income.

      18.2  UNINSURED LOSS.

      If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord's insurance coverage, or Landlord's insurance carrier has not determined whether insurance proceeds from Landlord's insurance will be made available to Landlord for the purpose of repairing the Leased Premises within ninety (90) days after such damage, then Landlord shall have the option to (i) repair or restore such damage forthwith, in which event this Lease shall continue in full force and effect, but the Base Rent and Other Charges shall be proportionately reduced as provided in Section 18.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall be no less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Base Rent and Other Charges, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination. If Landlord does not terminate the Lease under this Section 18.2, then Landlord shall be deemed to have elected to repair or restore such damage, which Landlord will undertake with all reasonable diligence.

      Notwithstanding anything in Sections 18.1 and 18.2 of this Lease to the contrary, if Landlord is required or elects to repair or restore the Leased Premises pursuant to Section 18.1 or 18.2 of this Lease, and if such repairs or restoration are not substantially completed within one (1) year of the date of the damage or destruction, then Tenant may elect to terminate this Lease by giving ninety (90) days' written notice thereof to Landlord;

provided, however, if Landlord notifies Tenant that such repairs will or are likely to require more than one (1) year from the date of damage to substantially complete, then Tenant shall make the election to terminate this Lease within sixty (60) days of Landlord's notice. If Tenant does not elect to terminate this Lease within sixty (60) days of Landlord's notice, then Tenant shall be deemed to have waived and released its right to terminate this Lease pursuant to this Section and this Lease shall continue in full force and effect, subject to abatement of Rent as provided in Section 18.1 above and this Section 18.2.

      18.3  NO OBLIGATION.

      Notwithstanding anything to the contrary contained in this Article 18, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore any portion of the Leased Premises when the damage resulting from any casualty, insured or uninsured, occurs during the last twenty-four (24) calendar months of the Lease Term, including any extension of the Lease Term if Tenant has exercised its Extension Option under Section 3.5 above. During any portion of the Lease Term, Landlord shall not be required to repair any injury or damage to or make any repairs or replacements of any leasehold improvements, fixtures, or personal property of Tenant.

      18.4  PARTIAL DESTRUCTION OF BUILDING.

      If thirty percent (30%) or more of the leasable area of the Building is damaged or destroyed, notwithstanding that the Leased Premises may be unaffected by such fire or other cause, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days' prior written notice of Landlord's election to terminate this Lease; provided, however, that such notice shall be given, if at all, within the one hundred twenty (120) days following the date of occurrence of such damage or destruction. Base Rent and Other Charges shall be prorated as of the date of such termination.

      18.5  BUSINESS INTERRUPTION.

      No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Building.

19. SUBORDINATION AND ATTORNMENT; LEASE ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS.

      19.1  SUBORDINATION - NOTICE TO MORTGAGEE.

      Provided the holder of any real estate security interest agrees to recognize this Lease in the event of foreclosure if Tenant is not in default at such time (a "Non-disturbance Assurance"), this Lease shall be automatically subordinate to all of Landlord's mortgages, deeds of trust, or ground leases which heretofore and hereafter affect the Leased Premises, the Building or the Real Property, to any and all advances made or to be made thereunder, to the interest on the obligations secured thereby, and to all renewals, modifications, consolidations, replacements or extensions thereof. Upon receiving a Non-disturbance Assurance, this subordination shall be self operative, and no further instrument of subordination shall be necessary to effect such subordination; nevertheless, at the request of Landlord, Tenant shall promptly execute and deliver all instruments which may be reasonably required by Landlord or Landlord's lender to subordinate this Lease to any existing or future mortgages or deeds of trust on the Building or on the leasehold interest held by Landlord, and to any extensions, renewals, or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to provide a Non-disturbance Assurance. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in default under any provision of this Lease unless written notice specifying such default is given to Landlord and to all persons who have an interest in all or part of the Building as mortgagees and/or deed of trust beneficiaries, and the provisions of Section 17 have been fully complied with. Tenant further agrees that if Landlord shall have failed to cure or commence the cure of such default within the time period allowed under Section 17 above, then the mortgagees or deed of trust holder, as the case may be, shall have an additional thirty (30) days within which to cure or commence the cure of such breach or default and thereafter diligently pursue such cure to completion including, if necessary to effectuate such cure, commencement of judicial or nonjudicial foreclosure proceedings.

      19.2  LEASE ESTOPPEL CERTIFICATE.

      Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement, which may be substantially in the form of EXHIBIT E certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements affecting this Lease);
(ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord to Tenant on account of the Premises Improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (v) no Base Rent or other rent obligation has been paid more than one month in advance; (vi) no security has been deposited with Landlord (or, if so, the amount thereof); and (vii) setting forth any other information required by Landlord's lenders. It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord's interest, Landlord's lenders and other designees of Landlord and Landlord's lenders. If Tenant fails to respond within ten (10) days of Tenant's receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord's performance, that the security deposit is as stated in the Lease, and that no more than one month's Base Rent has been paid in advance.

      19.3  FINANCIAL STATEMENTS.

      Tenant covenants and agrees that, at any time, within thirty (30) days after notice and demand by Landlord, Tenant shall furnish to Landlord, and cause Guarantor to furnish to Landlord, (i) financial statements as of the end of Guarantor's last fiscal year certified by Guarantor's chief financial officer and audited by an independent certified public accountant, who shall issue an accountant's audit report in conjunction with such audit, and (ii) unaudited quarterly financial statements for months after the most recent year end audited statements, and Tenant consents, and shall ask Guarantor to consent, to the delivery of same by Landlord to lenders or prospective lenders or purchasers or investors in or of all or party of the Building or Project or of any interest in the deed of trust encumbering the Building or Project. Landlord agrees to instruct any person or persons to whom Landlord delivers such financial statements that such statements, if not publicly available, are to be kept confidential. Notwithstanding the foregoing, Landlord agrees that as long at Tenant is a wholly owned subsidiary of Guarantor and Guarantor's financial statements reflect the financial standing of Tenant, Tenant and Guarantor need only provide the financial statements (as described above) of Guarantor. So long as Tenant is a publicly traded company, in no event shall Tenant or Guarantor be required to disclose any of the financial information described in this Section
19.3 which is not required to be disclosed as a publicly traded company.

20.   ACCESS BY LANDLORD.

      Landlord or Landlord's employees, agents, and contractors shall have the right to enter the Leased Premises at any time to examine the same, and, in the last eighteen (18) months of the Lease Term, to show the Leased Premises (other than floors 4, 5, 6 and 11) to prospective purchasers or tenants of the Building, and to make such repairs, alterations, improvements or additions to the Leased Premises and/or the Building as Landlord may deem necessary or desirable. Notwithstanding any provision of this Lease, Tenant may deny access to any part of the Leased Premises to any of its competitors at any time if providing such access to such portion of the Leased Premises may, in Tenant's reasonable judgment, compromise the confidential nature of Tenant's business operation. Other than in emergency situations or situations perceived to be an emergency, Landlord shall advise Tenant (which may be verbal) at least 24 hours in advance if Landlord requires access to the Leased Premises. If Tenant is not personally present to permit entry and entry is necessary, Landlord may forcibly enter the same without rendering Landlord liable therefor. Landlord agrees not enter areas of the Leased Premises marked on EXHIBIT C as, or that Landlord and Tenant have agreed in writing are, "confidential areas" without Landlord being accompanied by a representative of Tenant, which Tenant agrees to make available, provided the requirement to be accompanied by a representative of Tenant does not and shall not prevent or hinder Landlord in the performance of its obligations under this Lease. Nothing contained herein shall be construed to impose upon Landlord any duty of repair of the Leased Premises or building of which the Leased Premises are a part except as otherwise specifically provided in this Lease. This provision shall not have the effect of requiring notice prior to Landlord's or Landlord's agent's entry for the performance of routine and customary janitorial or maintenance services within the Leased Premises.

21.   SURRENDER OF LEASED PREMISES.

      21.1  SURRENDER OF POSSESSION.

      Tenant shall promptly yield and deliver to Landlord possession of the Leased Premises at the expiration or prior termination of this Lease. Furnishings, trade fixtures and equipment, including but not limited to voice and data cabling and other telecommunications equipment installed by Tenant, shall be the property of Tenant. Upon termination of this Lease, Tenant shall remove any such property. Tenant shall repair or reimburse Landlord for the cost of repairing any damage to the Premises and/or Common Areas resulting from the installation or removal of Tenant's property, and Tenant shall deliver the Premises to Landlord in clean and good condition, except for reasonable wear and tear.

      21.2  REMOVAL OF PROPERTY.

      At Landlord's request, Tenant shall remove all of its personal property and (i) all improvements that are part of the Premises Improvements and are identified in the Improvement Agreement as being removable fixtures or improvements, (ii) all Exterior Signs, (iii) all improvements, fixtures and equipment that comprise the Tenant Generator or Tenant HVAC System, and (iv) all voice and data cabling and other telecommunications equipment installed by Tenant at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages or injury to the Leased Premises or the Building resulting from such removal. If Tenant shall fail to remove any property required to be removed by Tenant at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys' fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

      21.3  VOLUNTARY SURRENDER.

      The voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of any or all such subleases or subtenancies.

      21.4  SURVIVAL.

      Tenant's obligations under this Section 21 shall survive the expiration or termination of this Lease.

22.   QUIET ENJOYMENT.

      Commencing on the Commencement Date, and upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, Tenant shall have the right to quiet enjoyment and possession of the Leased Premises for the Lease Term set forth herein, subject to the terms and conditions of this Lease.

23.   AUTHORITY OF PARTIES.

      Landlord and Tenant represent and warrant that each is duly authorized to execute and deliver this Lease, and that this Lease is binding upon it in accordance with its terms.

24.   SIGNS/BUILDING NAME.

      24.1  INTERIOR SIGNS.

      Tenant shall not place or suffer to be placed on the exterior walls or windows of the Leased Premises, or elsewhere in the Building, any sign without obtaining Landlord's prior written consent, not to be unreasonably withheld, conditioned or delayed. Tenant shall not place or suffer to be placed elsewhere in the Project, or Common Areas and Facilities any sign without obtaining Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion. The appearance of the Building, the Project and Common Areas and Facilities and form and content of communication to customers and others at the Building, the Project and Common Areas and Facilities being of concern both to Landlord and other tenants as well as Tenant, Landlord hereby reserves the right to require Tenant to modify or remove the content of any sign that may be seen by the public that Tenant may place or cause or permit to be placed in or about the Leased Premises, the Building, the Project and Common Areas and Facilities. All signage in or about the Leased Premises is further subject to rules and regulations Landlord may from time to time promulgate and/or modify regarding use and operation of the Leased Premises, which rules and regulations are more specifically referred to in Section 13.4 of this Lease. Notwithstanding anything to the contrary in this Lease, as part of the right to name the Building, Tenant may install or have installed interior signs in the elevator lobbies, elevator cars of the Building, and any elevator entry areas to the Building in proportion with other signage in the area, subject to Landlord's prior written consent, which consent shall not be unreasonably withheld. In addition, Tenant may install or have installed signs elsewhere in the Project, or Common Areas and Facilities subject to Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion.

      24.2  EXTERIOR SIGNS.

      Provided Tenant (and not an unaffiliated assignee or sublessee of Tenant) occupies at least one hundred eighty thousand (180,000) Rentable Square Feet in the Leased Premises, Tenant shall be entitled, at its sole cost and expense, to install and maintain during the Lease Term, up to two exterior signs on top of the Building and one (1) entry sign on the North side of the Building (the "Exterior Signs"). The design, size, color and materials used for the Exterior Signs and the location of the Exterior Signs shall be acceptable to Landlord, in its reasonable discretion, and must comply with all requirements imposed by the City of Bellevue and any and all other applicable governmental laws, rules and regulations, including without limitation those contained in Bellevue City Code Chapter 22B.10. The Exterior Signs shall contain only the words "Eddie Bauer" or "Eddie Bauer Est. 1920." Tenant shall remove, at Tenant's cost and expense, the Exterior Signs prior to the expiration or any earlier termination of the Lease Term and immediately remove the Exterior Signs if Tenant no longer qualifies to have and maintain such a sign under the City of Bellevue sign code and other laws, rules and regulations and if Tenant fails or refused to do so, Landlord may remove the Exterior Signs at Tenant's cost. Tenant also shall be responsible for all maintenance and use costs associated with the Exterior Signs and the cost of designing, constructing, installing and permitting the Exterior Signs and any repair or restoration to the Building made necessary by the removal of the Exterior Signs. Landlord accepts the use of the Tenant's logos, as depicted on EXHIBIT L attached hereto, for the Exterior Signs.

      24.3  BUILDING NAME.

      During the Lease Term and as long as Tenant is not in default under this Lease and is entitled to maintain the Exterior Signs on the Building, the Building shall be identified to the public by Landlord as the "Eddie Bauer Building at Lincoln Square." Nothing herein shall prevent Landlord from continuing to use the name "Lincoln Square," and variations thereof, in referring to the Project. Landlord shall not be obligated to require that any tenant in the Building refer to the Building as the "Eddie Bauer Building at Lincoln Square." Tenant grants to Landlord an irrevocable non-exclusive license during the Lease Term to use "Eddie Bauer" solely in connection with the Building and Tenant releases Landlord from any and all claims and causes of action related to or arising out of Tenant's or Landlord's use of the name "Eddie Bauer" in referring to the Building. Landlord grants to Tenant an irrevocable non-exclusive license during the Lease Term to use "Lincoln Square" solely in connection with the operation of its business in the Building and Landlord releases Tenant from any and all claims and causes of action related to or arising out of Tenant's or Landlord's use of the name "Lincoln Square" in referring to the Building.

25.   MERCHANDISE.

Tenant shall not operate a retail store in the Leased Premises or, except as specifically provided herein, sell merchandise in or from the Leased Premises. Notwithstanding the forgoing Tenant may, (i) sell Eddie Bauer products to employees of Eddie Bauer, Inc. in the Building at Tenant's Corporate Store and
(ii), no more frequently than six (6) times a Lease

Year, use a portion of the Leased Premises on Floor 4 or 5 to conduct Private Employee Sales. All Private Employee Sales shall be conducted during hours other than during Regular Business Hours and in a manner that does not involve any public promotion and is not contrary to the image of a first class office building. The foregoing exception to the general prohibition on merchandise sales in and from the Leased Premises is personal to Eddie Bauer, Inc. and not assignable.

26.   MISCELLANEOUS.

      26.1  SUCCESSORS OR ASSIGNS.

      Subject to Section 12 hereof, all the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law of otherwise, and shall be construed as covenants running with the land.

      26.2  INTENTIONALLY OMITTED.

      26.3  BROKER'S COMMISSION.

      Tenant has been represented in the transaction involving this Lease by GVA Kidder Mathews and Meredith & Grew ("Tenant's Brokers"). Other than with respect to Tenant's Brokers, Tenant represents and warrants that it has incurred no liabilities or claims for brokerage commissions or finder's fees in connection with the execution of this Lease and that it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease. Landlord agrees to pay a commission to Tenant's Brokers pursuant to a separate agreement. Other than with respect to Tenant's Brokers, Tenant agrees to indemnify and hold Landlord harmless from all such liabilities or claims (including, without limitation, attorneys' fees).

      26.4  PARTIAL INVALIDITY.

      If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

      26.5  INTENTIONALLY OMITTED.

      26.6  RECORDING.

      Tenant shall not record this Lease. In addition, Tenant shall not record any so-called "short form" memorandum of this Lease except on the form attached hereto as EXHIBIT K. It is a condition to the recording of any memorandum of Lease that a true and accurate Expiration Date be set forth thereon.

      26.7  NOTICES.

      Any notices required in accordance with any of the provisions herein if to Landlord shall be delivered or mailed by registered or certified mail to the address of Landlord as set forth in Section 1.1, or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be personally delivered, or mailed by registered or certified mail, or by a nationally recognized overnight courier service (e.g., Federal Express), to Tenant at the Leased Premises. If there is more than one Tenant, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon (i) deposit in the U.S. mail, or (ii) acceptance or refusal of delivery, as the case may be.

      26.8  WAIVER.

      The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Base Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord's knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord's right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.

      26.9  JOINT OBLIGATION.

      If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

      26.10 LANDLORD'S LIABILITY.

      Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord's interest in the Leased Premises and the Building as well as the future rents, issues and profits thereof, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or any of its members or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

            (a) The sole and exclusive remedy of Tenant shall be against the Landlord's interest in the Leased Premises and the Building and the future rents, issues and profits thereof;

            (b) No member of Landlord, or any director, officer, agent or employee of Landlord shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant's compliance with this Section 26.10;

            (c) No member of Landlord shall be required to answer or otherwise plead to any service or process;

            (d) No judgment will be taken against any member of Landlord;

            (e) Any judgment taken against any member of Landlord may be vacated and set aside at any time nunc pro tunc;

            (f) No writ of execution will ever be levied against the assets of Landlord or any member of Landlord, other than Landlord's interest in the Leased Premises or the Building;

            (g) These covenants and agreements are enforceable both by Landlord and also by any member of Landlord.

      26.11 TIME.

      Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

      26.12 LEASE AS SUBLEASE.

      It is understood and agreed that a portion of the real property on which the Building will be constructed is currently ground leased, and so a part of this Lease is actually a sublease. The portion of the real property on which the Building will be constructed currently being ground leased is the Addable Property (as defined in the Recitals of this Lease and described in EXHIBIT A-1). During the Lease Term, Landlord may acquire fee ownership of the Addable Property, in which event it, or a portion thereof, may be made a part of the Office Condominium. The ground lease includes: that certain Ground Lease dated March 1, 1990, by and between Ditty Properties, Inc., as lessee ("Ditty") and LS Holdings, LLC, as lessor, successor in interest to Seattle First National Bank, as trustee under the will of Walter M. Berg, deceased, Hildur Berg, as her separate estate, and Fred T. Vinje and Marjorie E. Vinje, Trustees of the F.T. and M.E. Vinje Revocable Trust established on March 17, 1988, all as their interests may appear, as amended and recorded April 12, 1990 in the recorder's office of King County Washington as document number 9004120922 (the "Berg/Vinje Lease"). Tenant shall attorn to such ground lessors if such lease is terminated or to the holder of any mortgage or deed of trust on the leasehold interest of Landlord in the event of foreclosure thereof. Tenant shall attorn to such ground lessors if such lease is terminated or to the holder of any mortgage or deed of trust on the leasehold interest of Landlord in the event of foreclosure thereof.

      26.13 PRIOR AGREEMENTS.

      It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof (including without limitation the "Proposal for Eddie Bauer Holdings, Inc." dated on or about July 2005 and letter of intent dated August 5, 2005), and none thereof shall be used to interpret, construe, supplement or contradict this Lease. This Lease, and all mutually executed, written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant, and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.

      26.14 INABILITY TO PERFORM.

      The obligations of either Landlord or Tenant hereunder, except for the obligations of Tenant to pay Base Rent, additional rent and Other Charges, shall be excused for a period equal to the time by which such performance is prevented or delayed due to strikes, labor disputes, acts of God, or any other causes beyond the reasonable control of the party obligated to perform.

      26.15 TRANSFER OF LANDLORD'S INTEREST

      In the event of any transfer or transfers of Landlord's interest in the Leased Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to such transferee.

      26.16 TRANSPORTATION MANAGEMENT PROGRAMS; RECYCLING.

      Tenant shall cooperate with Landlord in meeting the objectives and complying with the terms and conditions of any transportation management plan (the "TMP") now or hereafter instituted by any governmental authority and applicable to the Building. Landlord will provide Tenant with notice of any such transportation plan now or hereafter in effect. In addition, Tenant will cooperate with and participate in any and all recycling programs now or hereafter in place with respect to the Building, whether or not governmentally mandated, if all tenants of the Building are requested to participate.

      26.17 NO LIGHT, AIR OR VIEW EASEMENT.

      Any diminution or shutting off of light, air or view by any structure which may be erected on or adjacent to the Building shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord, it being understood that affiliates of the Landlord have constructed a hotel and residential condominium tower and other components of the Project which may affect the Project's light, air, or view.

      26.18 CAPTIONS.

      Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.

      26.19 PROJECT NAME.

      Landlord may change the name of the Project, and any of the components of the Project, (subject to Tenant's rights with respect to the Building under Section 24.3 above) at any time upon reasonable prior notice to Tenant. Any such change shall not require amendment of this Lease or affect in any way Tenant's obligations under this Lease, and except for the name change, all terms and conditions of this Lease shall remain in full force and effect. Landlord shall reimburse Tenant its reasonable, actual and verifiable out of pocket costs and expenses incurred by Tenant as a result of Landlord's election to change the name of the Project (e.g. cost of new signage, letterhead and business cards reflecting the new name of the Project).

      26.20 CHOICE OF LAW-VENUE.

      This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.

      26.21 INTENTIONALLY OMITTED.

      26.22 NO JURY TRIAL.

      Landlord and Tenant each hereby waives all rights to a trial by jury in any claim, action or proceeding or counterclaim arising out of or in any way connected with this Lease.

      26.23 OFAC CERTIFICATION.

            (a) Certification. Tenant certifies that:

                  (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

                  (ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

            (b) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

      26.24 GUARANTY.

      Landlord's obligations hereunder are made expressly contingent upon its receipt of the duly executed Guaranty of Lease from Guarantor concurrently with Tenant's delivery of this Lease when executed by it.

      26.25 AFFILIATES.

      As used in this Lease, the term "Affiliates" means any person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person. A Person shall be deemed to control a corporation, partnership or limited liability company if such person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation, partnership or limited liability company, whether through the ownership of voting securities or interests, by contract, or otherwise.

27.   CONFIDENTIALITY.

      Landlord and Tenant hereto agree to use reasonable efforts to keep confidential all verbal or written correspondence pertaining to this Lease, and all documents, materials and other information regarding the other party or this Lease marked confidential which it shall have obtained during the course of the negotiations leading to the consummation of this Lease (whether obtained before or after the date hereof), the investigations provided for herein, or the preparation of this Lease. The obligations of the parties under this Section 27 shall not apply to any information which (a) such party can demonstrate was already in its possession prior to the disclosure thereof by the other party, (b) is known to the public or otherwise a matter of public record and did not become so known through such party's violation of this Section, (c) is required to be disclosed by any statute, ordinance or government regulation or by a rule or order of any court of competent jurisdiction, or (d) is appropriate in the context of any action or arbitration relating to defense of any alleged breach of this Lease.

28.   ADDITIONAL LEASE TERMINATION AND REMEDIAL RIGHTS.

      The parties hereto acknowledge that Tenant is currently occupying space, as its corporate headquarters, pursuant to the terms of a lease which expires on September 23, 2007. The parties desire, pursuant to the terms of this Section 28, to address matters of concern related to the construction and timely completion of the Building, Base Building Improvements, Upgrades if any, and the Premises Improvements.

      28.1  BUILDING AND BASE BUILDING IMPROVEMENTS .

      Landlord will commence mobilization and pre-construction work for construction of the Building and Base Building Improvements (as defined in Schedule D-1 )no later than January 31, 2006, with the pouring of concrete for the core of the Building to have begun during the month of March 2006, so that the Building ,Base Building Improvements and any Upgrades shall be substantially completed by May 1, 2007 ("Base Building Completion Date"). Substantial Completion of the Base Building Improvements by the Base Building Completion Date may provide Tenant the opportunity to commence its installation of furniture, fixtures and equipment in the Leased Premises in May 2007. Landlord and Tenant shall use reasonable efforts to hold regular meetings (either at the Project or telephonically) to provide Tenant the opportunity to assess the progress of the Base Building Improvements. Subject to a Tenant Delay, if the Base Building Improvements have not commenced on or before July 1, 2006, then either Landlord or Tenant, in their sole discretion and as their sole and exclusive remedy, shall have the one time option to terminate this Lease by providing the other party a written notice of termination on or before July 15, 2006; provided, however, that, in the event Tenant terminates this Lease pursuant to this paragraph, Landlord shall reimburse Tenant's actual and verifiable out-of-pocket expenses related solely to Tenant's space planning for the Leased Premises ("Space Planning Costs"), which amount shall not to exceed Two Dollars ($2.00) per square foot of Usable Square Feet of the Leased Premises and shall be set forth in reasonably detailed invoices that Tenant shall provide to Landlord for review.

      28.2 REIMBURSEMENT AMOUNT FOR DELAY IN SUBSTANTIAL COMPLETION OF PREMISES IMPROVEMENTS.

      If the Premises Improvements are not Substantially Completed (as defined in EXHIBIT D) by September 1, 2007, through no fault or act of Tenant, its agents, employees or contractors (e.g. Tenant requests for changes in the Premises Improvements or due to a Tenant Delay (as defined in Exhibit D)), and
(a) subject to Tenant's timely completion of the Tenant Deliverables, and (b) provided that GLY is Landlord's general contractor for the Premises Improvements (a "Landlord Delay"), then Landlord shall, as its sole obligation to Tenant, reimburse Tenant up to ninety percent (90%) of Tenant's actual and verifiable out-of-pocket expenses directly and solely related to such Landlord Delay less any Rent and Other Charges that Tenant would have been obligated to pay under this Lease absent such Landlord Delay (collectively, the "Reimbursement Amount"); provided, however, (i) in no event shall the Reimbursement Amount exceed Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), and (ii) Landlord's obligation with regard to the Reimbursement Amount shall cease if this Lease is terminated pursuant to Section 28.3 below. Tenant shall use reasonable efforts to mitigate Tenant's actual out-of-pocket expenses directly and solely related to such Landlord Delay.

      28.3 TERMINATION RIGHT FOR SUSPENSION OR DELAY OF SUBSTANTIAL COMPLETION OF PREMISES IMPROVEMENTS.

      If the Premises Improvements are not Substantially Completed (as defined in EXHIBIT D) by March 1, 2008, through no fault or act of Tenant, its agents, employees or contractors, and subject to Tenant's timely completion of the Tenant Deliverables, then Tenant, in its sole discretion, shall have the one time option to terminate this Lease by providing Landlord a written notice of termination on or before March 15, 2008. In the event Tenant terminates this Lease pursuant to this paragraph, Tenant's sole and exclusive remedy against Landlord shall be (i) Landlord's reimbursement of Tenant's Space Planning Costs, which amount shall not to exceed Two Dollars ($2.00) per square foot of Usable Square Feet and which costs shall be set forth in reasonably detailed invoices that Tenant shall provide to Landlord for review; plus (ii) the Reimbursement Amount up to and including the date of termination pursuant to this Section 28.3.

      Subject to Landlord using commercially reasonable diligence to substantially complete the Premises Improvements by March 1, 2008, if Premises Improvements are not substantially completed by March 1, 2008, Landlord, in its sole discretion, shall have the one time option to terminate this Lease by providing Tenant a written notice of termination on or before March 15, 2008, in which event Landlord's sole obligation to Tenant shall be payment of Tenant's Space Planning Costs plus the Reimbursement Amount up to and including the date of termination pursuant to this Section 28.3.

      28.4  TENANT DELIVERABLES.

      For the purpose of this Section, "Tenant Deliverables" shall mean the following: (a) Tenant's receipt of Landlord's final approval of Tenant's Working Drawings (as defined in

EXHIBIT D) on or before July 1, 2006 (Landlord shall perform in accordance with the responsive timelines set forth in Section 5 of EXHIBIT D), and (ii) Tenant's receipt of construction permits from the City of Bellevue based on such Working Drawings on or before August 15, 2006.

      28.5  LIMITATION OF LIABILITY FOR LANDLORD'S LENDER AND NEW OWNERS.

      Neither Landlord's Lenders, nor any new owner of the Project or any portion thereof shall have any obligation or incur any liability with respect to construction of the Project, the Building, or the Premises Improvements or any tenant improvement work or any other improvements for Tenant's use and occupancy by the Estimated Commencement Date. If any such obligation has not been fully performed as of the date a new owner obtains title to the Project or any portion thereof, the Lease shall terminate unless (a) the new owner delivers written notice to Tenant expressly assuming such obligation within thirty (30) days after the foreclosure sale or acceptance of the deed in lieu of foreclosure, or
(b) Tenant waives such obligation by delivery of written notice to Landlord's lender within thirty (30) days after receiving notice from the Landlord's Lenders of the foreclosure or deed in lieu of foreclosure.

29.   APPROVAL BY LANDLORD'S LENDERS AND MEMBERS.

      This Lease is conditioned upon Landlord receiving the approval of Landlord's current and anticipated project lenders ("Landlord's Lenders") and the approval, if required, of the members of Landlord, which Landlord shall endeavor to obtain using all reasonable diligence immediately upon execution of this Lease in the ordinary course of seeking acceptable financing for the Building. Within ten (10) business days after Landlord's request therefor Tenant shall provide Landlord and Landlord's Lenders with such other financial information regarding Tenant and Guarantor as Landlord or Landlord's Lenders may request. If Landlord's Lenders or Landlord's members disapprove of this Lease, or Landlord determines that it cannot reasonably obtain the approval of Landlord's Lenders and members, then Landlord shall have the right to terminate this Lease upon written notice to Tenant. Landlord represents that it has presented the essential terms of this Lease to Landlord's Lenders and has obtained oral approval of both Tenant and this Lease from its members and potential Landlord Lenders. If Landlord terminates this Lease, Landlord shall have no further obligations whatsoever to Tenant under this Lease. Landlord agrees to use reasonable efforts to obtain the approval of Landlord's Lenders and members as soon as reasonably possible.

30.   TENANT'S LEASEHOLD TITLE INSURANCE.

      Tenant may obtaining a policy of ALTA leasehold title insurance insuring the validity of the Lease with exceptions reasonably acceptable to Tenant.,.

31.   STORAGE SPACE IN THE PROJECT.

      Tenant shall be provided approximately 1,750 square feet of storage space within the Project pursuant to a separate Storage Agreement on commercially reasonable terms for the amount of space provided.

      IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above set forth.

LANDLORD                                     TENANT

LINCOLN SQUARE OFFICE, LLC,                  EDDIE BAUER, INC., a Delaware
a Washington limited liability company       corporation

By: Kemper Development Company, a
    Washington corporation, Its Manager

By __________________________________        By _______________________
   F. Kemper Freeman, Jr.                        Mark Borison, Vice President of
   Chairman/CEO                              Real Estate

By ________________________________
   Richard S. Sprague
   Senior Vice President/Secretary

STATE OF WASHINGTON        )
                           )  ss:
COUNTY OF KING             )

      On this ______ day of ____________, 2005, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared F. KEMPER FREEMAN, JR., and RICHARD S. SPRAGUE, to me known to be the Chairman/CEO and Vice President/Secretary, respectively, of KEMPER DEVELOPMENT COMPANY, a Washington corporation, the Manager of LINCOLN SQUARE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute the said instrument.

      WITNESS my hand and official seal hereto affixed the day and year first written above.

                              _______________________________________________
                              Print Name:_____________________________________
                              Notary Public in and for the State of Washington, residing at ____________________________________
                              My commission expires:__________________________

STATE OF WASHINGTON   )
                      )  ss:
COUNTY OF KING        )

      On this ______ day of ______________, 2005, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Borison, to me known to be the Vice President of Real Estate of EDDIE BAUER, INC., a Delaware corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.

      WITNESS my hand and official seal the day and year in this certificate above written.

                              _______________________________________________
                              Print Name:_____________________________________
                              Notary Public in and for the State of Washington, residing at ____________________________________
                              My commission expires:__________________________